	CALCULATION OF THE REGISTRATION FEE
Title of Each Class of Securities to Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Shares, par value $0.125 per share	69,000,000(3)	$15.34	$1,058,460,000	$115,477.99

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average high and low prices of the Common Shares on the New York Stock Exchange on February 3, 2021.

(2) Calculated in accordance with Rule 457(r) and Rule 457(c) of the Securities Act of 1933.
(3) Includes additional Common Shares that may be purchased by the underwriter.

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-237324

Prospectus Supplement, Dated February 8, 2021
(To Prospectus dated March 20, 2020)
60,000,000 Common Shares
Cleveland-Cliffs Inc.

We are selling 20,000,000 of our common shares, par value $0.125 per share, or common shares, and the selling shareholder identified in this prospectus supplement is selling 40,000,000 common shares. We will not receive any proceeds from the sale of common shares by the selling shareholder.
Our common shares trade on the New York Stock Exchange under the symbol “CLF.” On February 5, 2021, the last sale price of the common shares as reported on the New York Stock Exchange was $16.69 per share.
Investing in the common shares involves risks that are described in the “Risk Factors” section beginning on page S-20 of this prospectus supplement.
The underwriter proposes to offer the common shares from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting.”
The underwriter has agreed to purchase the common shares from us and the selling shareholder at a price of $16.12 per share, which will result in $322,400,000 of proceeds to us and $644,800,000 of proceeds to the selling shareholder, each before expenses.
The underwriter may also exercise its option to purchase up to an additional 9,000,000 common shares from us, at $16.12 per share, for 30 days after the date of this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The shares will be ready for delivery on or about February 11, 2021.

BofA Securities

February 8, 2021

Table of Contents
Prospectus Supplement

Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the common shares we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference into this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with additional information under the headings “Where You Can Find More Information” and “Information We Incorporate By Reference.”
We have not, and the underwriter has not, authorized anyone to provide you with any information other than that contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may provide to you. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not, and the underwriter is not, making offers to sell the common shares in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
Except as otherwise indicated or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to the terms “we,” “us,” “our,” “the Company” or “Cliffs” or other similar terms mean Cleveland-Cliffs Inc. and its consolidated subsidiaries, including (i) Cleveland-Cliffs Steel Holding Corporation (f/k/a AK Steel Holding Corporation), or AK Steel, and (ii) entities acquired in connection with the AM USA Transaction (as defined below), which include substantially all of the operations of the former ArcelorMittal USA LLC, a Delaware limited liability company, its subsidiaries and certain affiliates. In connection with the AM USA Transaction, Cliffs also acquired I/N Kote L.P., or I/N Kote, and I/N Tek L.P., or I/N Tek, former joint ventures between subsidiaries of the former ArcelorMittal USA LLC and Nippon Steel Corporation. We refer to the former ArcelorMittal USA LLC, its subsidiaries and certain of its affiliates, I/N Kote and I/N Tek, collectively, as “ArcelorMittal USA.” As used in this prospectus supplement, the term “long ton” means a long ton (equal to 2,240 pounds) and the term “net ton” means a net ton (equal to 2,000 pounds).
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov.
We make available, free of charge, on our website at www.clevelandcliffs.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The information contained on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus supplement or the accompanying prospectus.
INFORMATION WE INCORPORATE BY REFERENCE
    We are incorporating by reference certain information that Cliffs files and that AK Steel has filed with the SEC, which means:
•incorporated documents are considered part of this prospectus supplement;
•we can disclose important information to you by referring you to those documents; and
S-ii

•information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and incorporated filings.
Cliffs
    We incorporate by reference the documents listed below that Cliffs filed with the SEC under the Exchange Act:
•Annual Report on Form 10-K for the year ended December 31, 2019 (filed with the SEC on February 20, 2020);
•Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 (filed with the SEC on May 11, 2020), June 30, 2020 (filed with the SEC on July 30, 2020) and September 30, 2020 (filed with the SEC on October 23, 2020); and
•Current Reports on Form 8-K filed with the SEC on February 26, 2020 (two reports), March 2, 2020, March 3, 2020, March 10, 2020, March 13, 2020, March 16, 2020, April 2, 2020, April 15, 2020 (two reports) (as to Item 8.01 and related exhibits only), April 17, 2020, April 21, 2020, April 24, 2020 (two reports), June 16, 2020, June 19, 2020, September 28, 2020 (as to Items 1.01, 3.02 and 5.03 and related exhibits only) and December 9, 2020 (as to Items 1.01, 2.01, 2.03, 3.02, 3.03, 5.03 and 9.01(a) and (b) and related exhibits only), as amended by Amendment No. 1 to Current Report on Form 8-K/A filed with the SEC on February 8, 2021.
AK Steel
    We incorporate by reference the documents listed below that AK Steel filed with the SEC under the Exchange Act:
•Annual Report on Form 10-K for the year ended December 31, 2019 (filed with the SEC on February 20, 2020), as amended by Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2019 (filed with the SEC on March 10, 2020); and
•Current Reports on Form 8-K (filed with the SEC on January 29, 2020, March 3, 2020, March 10, 2020 and March 13, 2020).
    We also incorporate by reference each of the documents that Cliffs files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and until the completion of this offering. We do not and will not, however, incorporate by reference into this prospectus supplement or in the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.
    We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:
Cleveland-Cliffs Inc.
200 Public Square, Suite 3300
Cleveland, Ohio 44114
Attention: Investor Relations
Telephone: 1-216-694-5700

S-iii

NON-GAAP FINANCIAL MEASURES
We believe that the financial statements and the other financial data included in, or incorporated by reference into, this prospectus supplement have been prepared in a manner that complies, in all material respects, with generally accepted accounting principles in the United States, or GAAP, and the regulations published by the SEC and are consistent with current practice with the exception of the presentation of earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, with respect to each of Cliffs; AK Steel; the former ArcelorMittal USA, its subsidiaries and certain affiliates; I/N Kote; and I/N Tek.
Adjusted EBITDA is a non-GAAP financial measure and is not calculated in the same manner by all companies or the entities presented herein, and, accordingly, is not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies. While we believe that the presentation of adjusted EBITDA will (1) enhance an investor’s understanding of our operating performance and how it compares to other producers and (2) provide a more accurate view of the cash outflows related to the sale of steel and iron ore, the use of the non-GAAP financial measures as analytical tools has limitations and you should not consider them in isolation, or as substitutes for an analysis of our results of operations as reported in accordance with GAAP. Adjusted EBITDA is not a measurement of financial performance or condition under GAAP and should not be considered as alternatives to net income, operating income, or any other financial performance measure derived in accordance with GAAP.
Cliffs
Cliffs evaluates performance based on adjusted EBITDA, which is defined as EBITDA, excluding certain items such as EBITDA of noncontrolling interest, impacts of discontinued operations, extinguishment of debt, severance, acquisition-related costs, amortization of inventory step-up, foreign exchange remeasurement, and impairment or other long-lived assets, or Cliffs Adjusted EBITDA.
This measure is used by management, investors, lenders and other external users of our financial statements to assess our operating performance and to compare operating performance to other companies in the steel and iron ore industries, although it is not necessarily comparable to similarly titled measures used by other companies. In addition, management believes Cliffs Adjusted EBITDA is a useful measure to assess the earnings power of the business without the impact of capital structure and can be used to assess our ability to service debt and fund future capital expenditures in the business.
For additional information about Cliffs Adjusted EBITDA, including a reconciliation to the most directly comparable GAAP financial measure, see the section titled “Summary—Summary Historical Consolidated Financial Data of Cliffs” of this prospectus supplement.
AK Steel
Adjusted EBITDA, as presented in this prospectus supplement with respect to AK Steel, presents adjusted EBITDA, which is defined as EBITDA, excluding the effects of the EBITDA of noncontrolling interests, costs associated with the closure of Ashland Works, pension settlement charges, a credit for adjustment to a liability for transportation costs and an asset impairment charge, or AK Steel Adjusted EBITDA.
AK Steel Adjusted EBITDA facilitates the ability to analyze AK Steel’s financial results in relation to those of its competitors and to its prior financial performance by excluding items that otherwise would distort the comparison. AK Steel Adjusted EBITDA, is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with GAAP and is not necessarily comparable to similarly titled measures used by other companies.
For additional information about AK Steel Adjusted EBITDA, including a reconciliation to the most directly comparable GAAP financial measure, see the section titled “Summary—Summary Historical Consolidated Financial Data of AK Steel” of this prospectus supplement.
S-iv

ArcelorMittal USA LLC and Affiliates, I/N Kote and I/N Tek
Adjusted EBITDA, as presented in this prospectus supplement with respect to each of the former ArcelorMittal USA LLC, its subsidiaries and certain affiliates; I/N Kote; and I/N Tek and is defined as EBITDA, excluding certain items such as the effect of derivative timing adjustments, Industrial Franchise Agreement (as defined herein) fee and miscellaneous corporate chargebacks, asset impairments and impacts of onerous contracts, as applicable, or ArcelorMittal USA Adjusted EBITDA Measures.
Management believes that reporting the ArcelorMittal USA Adjusted EBITDA Measures more clearly reflects these entities’ respective operating results for the periods presented and provides investors with a better understanding of their respective overall financial performance.
For additional information about the ArcelorMittal USA Adjusted EBITDA Measures, including a reconciliation to the most directly comparable GAAP financial measure, see the sections titled “Summary—Summary Historical Financial Data of ArcelorMittal USA LLC and Affiliates,” “Summary—Summary Historical Financial Data of I/N Kote” and “Summary—Summary Historical Financial Data of I/N Tek” of this prospectus supplement.
Unaudited Pro Forma Condensed Combined Financial Data
Adjusted EBITDA is presented in this prospectus supplement with respect to the unaudited pro forma condensed combined financial statements and is defined as EBITDA, excluding certain items such as the effects of the EBITDA of noncontrolling interests, charges associated with asset impairments and the closure of Ashland Works, pension settlement charges, acquisition-related costs, inventory step-up, impact of discontinued operations, impact of extinguishment of debt, severance costs and certain expected synergies, or Pro Forma Adjusted EBITDA.
This measure is used by management, investors, lenders and other external users of our financial statements to assess our operating performance and to compare operating performance to other companies in the steel industry, although it is not necessarily comparable to similarly titled measures used by other companies. In addition, management believes Pro Forma Adjusted EBITDA is a useful measure to assess the earnings power of the business without the impact of capital structure and can be used to assess our ability to service debt and fund future capital expenditures in the business.
For additional information about Pro Forma Adjusted EBITDA, including a reconciliation to the most directly comparable GAAP financial measure, see the section titled “Summary—Unaudited Pro Forma Condensed Combined Financial Data” of this prospectus supplement.

S-v

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, including the documents incorporated by reference, contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding the expected benefits of the Acquisitions, and our current expectations, estimates and projections about our industry or our businesses are forward-looking statements.
When used in this prospectus supplement, words such as “anticipate,” “assume,” “believe,” “build,” “continue,” “create,” “design,” “estimate,” “expect,” “focus,” “forecast,” “future,” “goal,” “guidance,” “imply,” “intend,” “look,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospective,” “pursue,” “seek,” “strategy,” “target,” “work,” “could,” “may,” “should,” “will,” “would” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements with respect to our business, strategy and plans, expectations relating to the Acquisitions and future financial condition and performance, including our financial results as of and for the year ended December 31, 2020, which have not yet been finalized. We caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following:
•the finalization of our financial statements as of and for the fourth quarter and year ended December 31, 2020, which may differ from our expectations and the preliminary estimated financial information provided in this prospectus supplement;
•disruptions to our operations relating to the COVID-19 pandemic, including the heightened risk that a significant portion of our workforce or on-site contractors may suffer illness or otherwise be unable to perform their ordinary work functions;
•continued volatility of steel and iron ore market prices, which directly and indirectly impact the prices of the products that we sell to our customers;
•uncertainties associated with the highly competitive and cyclical steel industry and our reliance on the demand for steel from the automotive industry, which has been experiencing a trend toward lightweighting that could result in lower steel volumes being consumed;
•potential weaknesses and uncertainties in global economic conditions, excess global steelmaking capacity, oversupply of iron ore, prevalence of steel imports and reduced market demand, including as a result of the COVID-19 pandemic;
•severe financial hardship, bankruptcy, temporary or permanent shutdowns or operational challenges, due to the COVID-19 pandemic or otherwise, of one or more of our major customers, including customers in the automotive market, key suppliers or contractors, which, among other adverse effects, could lead to reduced demand for our products, increased difficulty collecting receivables, and customers and/or suppliers asserting force majeure or other reasons for not performing their contractual obligations to us;
•risks related to U.S. government actions with respect to Section 232 of the Trade Expansion Act (as amended by the Trade Act of 1974), or Section 232, the United States-Mexico-Canada Agreement, or the USMCA, and/or other trade agreements, tariffs, treaties or policies, as well as the uncertainty of obtaining and maintaining effective antidumping and countervailing duty orders to counteract the harmful effects of unfairly traded imports;
•impacts of existing and increasing governmental regulation, including climate change and other environmental regulation that may be proposed under the Biden administration, and related costs and
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liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorizations of, or from, any governmental or regulatory authority and costs related to implementing improvements to ensure compliance with regulatory changes, including potential financial assurance requirements;
•potential impacts to the environment or exposure to hazardous substances resulting from our operations;
•our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit cash flow necessary to fund working capital, planned capital expenditures, acquisitions, and other general corporate purposes or ongoing needs of our business;
•adverse changes in credit ratings, interest rates, foreign currency rates and tax laws;
•limitations on our ability to realize some or all of our deferred tax assets or net operating loss carryforwards;
•our ability to realize the anticipated synergies and benefits of the Acquisitions and to successfully integrate the businesses of AK Steel and ArcelorMittal USA into our existing businesses, including uncertainties associated with maintaining relationships with customers, vendors and employees;
•additional debt we assumed, incurred or issued in connection with the Acquisitions, as well as additional debt we incurred in connection with enhancing our liquidity during the COVID-19 pandemic, may negatively impact our credit profile and limit our financial flexibility;
•known and unknown liabilities we assumed in connection with the Acquisitions, including significant environmental, pension and other postretirement benefits, or OPEB, obligations;
•the ability of our customers, joint venture partners and third-party service providers to meet their obligations to us on a timely basis or at all;
•supply chain disruptions or changes in the cost or quality of energy sources or critical raw materials and supplies, including iron ore, industrial gases, graphite electrodes, scrap, chrome, zinc, coke and coal;
•liabilities and costs arising in connection with any business decisions to temporarily idle or permanently close a mine or production facility, which could adversely impact the carrying value of associated assets and give rise to impairment charges or closure and reclamation obligations, as well as uncertainties associated with restarting any previously idled mine or production facility;
•problems or disruptions associated with transporting products to our customers, moving products internally among our facilities or suppliers transporting raw materials to us;
•uncertainties associated with natural or man-made disasters, adverse weather conditions, unanticipated geological conditions, critical equipment failures, infectious disease outbreaks, tailings dam failures and other unexpected events;
•our level of self-insurance and our ability to obtain sufficient third-party insurance to adequately cover potential adverse events and business risks;
•disruptions in, or failures of, our information technology systems, including those related to cybersecurity;
•our ability to successfully identify and consummate any strategic investments or development projects, cost-effectively achieve planned production rates or levels and diversify our product mix and add new customers;
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•our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether we are able to replace depleted reserves with additional mineral bodies to support the long-term viability of our operations;
•the outcome of any contractual disputes with our customers, joint venture partners, lessors, or significant energy, material or service providers, or any other litigation or arbitration;
•our ability to maintain our social license to operate with our stakeholders, including by fostering a strong reputation and consistent operational and safety track record;
•our ability to maintain satisfactory labor relations with unions and employees;
•availability of workers to fill critical operational positions and potential labor shortages caused by the COVID-19 pandemic, as well as our ability to attract, hire, develop and retain key personnel, including within the acquired AK Steel and ArcelorMittal USA businesses;
•unanticipated or higher costs associated with pension and OPEB obligations resulting from changes in the value of plan assets or contribution increases required for unfunded obligations;
•potential significant deficiencies or material weaknesses in our internal control over financial reporting;
•our ability to complete our proposed issuance of senior unsecured debt (as described under “Summary—Recent Developments—Proposed Debt Issuance”) on terms that are commercially attractive to us or at all; and
•other risks described in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and September 30, 2020, and in the “Risk Factors” section of this prospectus supplement.
These factors and the other risk factors described in this prospectus supplement, including the documents incorporated by reference, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.
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SUMMARY
This summary highlights information about us and our common shares being offered by this prospectus supplement. This summary is not complete and may not contain all of the information that you should consider prior to investing in our common shares. For a more complete understanding of us, we encourage you to read this prospectus supplement, including the information incorporated by reference into this prospectus supplement, and the other documents to which we have expressly referred you. In particular, we encourage you to read the historical financial statements, and the related notes, incorporated by reference into this prospectus supplement. Investing in our common shares involves significant risks, as described in the “Risk Factors” section in this prospectus supplement.
Our Company
Cliffs is the largest flat-rolled steel producer in North America. Founded in 1847 as a mine operator, we are also the largest supplier of iron ore pellets in North America. In 2020, we acquired two major steelmakers, AK Steel and ArcelorMittal USA, vertically integrating our legacy iron ore business with quality-focused steel production and emphasis on the automotive end market. Our fully integrated portfolio includes custom-made pellets and direct reduced iron, or DRI; flat-rolled carbon steel, stainless, electrical, plate, tin and long steel products; as well as carbon and stainless steel tubing, hot and cold stamping and tooling. Headquartered in Cleveland, Ohio, we employ approximately 25,000 people across our mining, steel and downstream manufacturing operations in the United States and Canada.
On March 13, 2020, we completed the acquisition of AK Steel, or the AK Steel Merger, a leading producer of flat-rolled carbon, stainless and electrical steel products. The Tubular Components and Precision Partners businesses acquired in the AK Steel Merger provide customer solutions with carbon and stainless steel tubing products, die design and tooling, and hot- and cold-stamped components.
On December 9, 2020, we completed the acquisition of ArcelorMittal USA and the associated ABL Amendment (as defined below), which we refer to, together, as the AM USA Transaction. These operations include six steelmaking facilities, eight finishing facilities, two iron ore mining and pelletizing operations, and three coal and cokemaking operations. These assets build upon our existing high-end steelmaking and raw material capabilities, and also open up new markets to us. The combination will provide us additional scale and technical capabilities necessary in a competitive and increasingly quality-focused marketplace.
We refer to the AK Steel Merger and AM USA Transaction, together, as the “Acquisitions.”
Our Operations
We are vertically integrated from the mining of iron ore and coal; to production of metallics and coke; through iron making, steelmaking, rolling and finishing; and to downstream tubing, stamping and tooling. We have the unique advantage as a steel producer of being fully or partially self-sufficient with our production of raw materials for steel manufacturing, which includes iron ore pellets, DRI feedstock and coking coal. As we expand our presence, we believe such vertical integration represents a sustainable business model that is in the best interest of all stakeholders and the surest way to secure a long-term competitive advantage.
We strive to operate responsibly and produce more environmentally friendly iron ore pellets that enable production of clean steel, which is also the most recycled material on the planet. Additionally, the investment in the DRI production plant in Toledo, Ohio, also helps to support environmental stewardship, as the production of hot briquetted DRI is more environmentally friendly than its substitute, foreign pig iron. From a focus on key environmental processes, such as steel recycling and water reuse, to corporate and social responsibility, sustainability is central to the Company’s values and operations.
Through our third quarter ended September 30, 2020, we had operated through two reportable segments – the Steel and Manufacturing segment and the Mining and Pelletizing segment. However, given the recent transformation of the business, beginning with our financial statements as of and for the year ended December 31, 2020, we will primarily operate through one reportable segment – the Steelmaking segment.

The following table lists our main properties, their location and their products and services:

Property	State/Province	Products and Services
Hibbing (85.3% ownership)	Minnesota	Iron ore pellets
Minorca	Minnesota	Iron ore pellets
Northshore	Minnesota	Iron ore pellets
Tilden	Michigan	Iron ore pellets
UTAC	Minnesota	Iron ore pellets
Empire (indefinitely idled)	Michigan	Iron ore pellets
Toledo	Ohio	DRI
Princeton	West Virginia	Coal
Mountain State Carbon	West Virginia	Coke
Monessen	Pennsylvania	Coke
Warren	Ohio	Coke
Burns Harbor	Indiana	Hot-rolled sheet, cold-rolled sheet, hot-dipped galvanized sheet
Burns Harbor Plate and Gary Plate	Indiana	Carbon steel plate, high-strength low alloy steel plate, ASTM grades steel plate
Ashland Works (idled)	Kentucky	Potential pig iron plant
Butler Works	Pennsylvania	Flat rolled electrical and stainless steel, stainless and carbon semi-finished slabs
Cleveland Works	Ohio	Hot-rolled and hot-dipped galvanized sheet
Cleveland-Cliffs Tek and Cleveland-Cliffs Kote	Indiana	Cold-rolled, hot-dipped galvanized and galvannealed, electrogalvanized coil
Coatesville	Pennsylvania	Steel plate - carbon, high-strength low-alloy, commercial allow, military alloy, flame-cut
Columbus	Ohio	Hot-dipped galvanized steel
Conshohocken	Pennsylvania	Coiled and discrete plate, military alloy, commercial alloy, heat-treated carbon
Coshocton Works	Ohio	Flat rolled stainless steel
Dearborn Works	Michigan	Carbon semi-finished slabs, hot-dipped galvanized, advanced high-strength steels, or AHSS
Indiana Harbor	Indiana	Hot-rolled, cold-rolled, hot-dipped galvanized, aluminized sheet
Mansfield Works	Ohio	Semi-finished hot bands, high chrome ferritics and martensitic stainless steels
Middletown Works	Ohio	Hot-rolled, cold-rolled, hot-dipped galvanized, aluminized sheet
Piedmont	North Carolina	Plasma-cuts plate steel products into blanks
Riverdale	Illinois	Hot-rolled sheet
Rockport Works	Indiana	Cold-rolled carbon, coated and stainless steels
Steelton	Pennsylvania	Railroad rails, specialty blooms, flat bars
Weirton	West Virginia	Tin plate, cold-rolled sheet
Zanesville Works	Ohio	Electrical steels, stainless steel grades
Tubular Components	Indiana and Ohio	AHSS tube, electric resistant welded tubing
Precision Partners	Ontario, Alabama and Kentucky	Cold and hot stamp assembly solutions

Our Strategy
Optimizing Our Fully-Integrated Steelmaking Footprint
Cliffs has transformed into a fully-integrated steel enterprise with the size and scale to achieve improved through-the-cycle margins. We are the largest flat-rolled steel producer in North America and had total 2020 pro-forma shipments of approximately 15 million net tons, including slabs.
Now that the AM USA Transaction is completed, our focus is on the integration of these facilities within the Cliffs footprint. These assets build upon our existing high-end steelmaking and raw material capabilities, and also open up new markets to us. The combination provides us the additional scale and technical capabilities necessary in a competitive and increasingly quality-focused marketplace. We have ample opportunities to implement improvements in logistics, procurement, utilization and quality.
We expect the AM USA Transaction to improve our production capabilities, flexibility, and cost performance. We have identified approximately $150 million of potential cost synergies through asset optimization, economies of scale, and duplicative overhead savings. The AM USA Transaction also enhances optionality for future production of merchant pig iron to complement our DRI offering in the metallics space.
Maximizing Our Commercial Strengths
With the two Acquisitions completed, we now have enhanced our offering to a full suite of flat steel products encompassing all steps of the steel manufacturing process. We have increased our industry-leading market share in the automotive sector, where our portfolio of high-end products will deliver a broad range of differentiated solutions for this highly sought after customer base.
We believe we have the broadest flat steel product offering in North America, and can meet customer needs from a variety of end markets and quality specifications. We have several finishing and downstream facilities with advanced technological capabilities. We also pride ourselves on our excellent delivery performance, which provides us opportunities to augment our relationships with current customers given our reputation as a reliable supplier.
We are also proponents of the “value over volume” approach in terms of steel supply. We take our leadership role in the industry very seriously and intend to manage our steel output in a responsible manner.
Expanding to New Markets
Our Toledo, Ohio, DRI production plant allows us to offer another unique, high-quality product to discerning raw material buyers. EAF steelmakers primarily use scrap for their iron feedstock, and our DRI offers a sophisticated alternative with less impurities, allowing other steelmakers to increase the quality of their respective end-steel products and reduce reliance on imported metallics.
The completed Acquisitions provide other potential outlets for DRI, as it can also be used in integrated steel operations to increase productivity and help to reduce carbon footprint, allowing for more cost efficient and environmentally friendly steelmaking.
We are also seeking to expand our customer base with the rapidly growing and attractive electric vehicle market. At this time, we believe the North American automotive industry is approaching a monumental inflection point, with the adoption of electrical motors in passenger vehicles. As this market grows, it will require more advanced steel applications to meet the needs of electric vehicle producers and consumers. With our unique technical capabilities, we believe we are positioned better than any other North American steelmaker to supply the steel and parts necessary to fill these needs.
Improving Financial Flexibility
Given the cyclicality of our business, it is important to us to be in the financial position to easily withstand any negative demand or pricing pressure we may encounter. As such, our top priority for the allocation of our free cash flow is to improve our balance sheet via the reduction of long-term debt. During the COVID-19 pandemic, we were able to issue secured debt to provide insurance capital through the uncertain industry conditions that the pandemic caused. Now that business conditions have improved and we expect to generate healthy free cash flow during 2021, we have the ability to lower our long-term debt balance.
Our stated initial target will be to reduce total debt to less than three times our annual Adjusted EBITDA. We also look at the composition of our debt as well, as we are interested in both extending our maturity profile and increasing our ratio of unsecured debt to secured debt. These actions will better prepare us to navigate more easily through potentially volatile industry conditions in the future.
Enhance our Environmental Sustainability
As the Company transforms, our commitment to operating our business in a more environmentally responsible manner remains constant. One of the most important issues impacting our industry, our stakeholders and our planet is climate change. As a result, we are continuing Cleveland-Cliffs’ proactive approach by announcing our plan to reduce greenhouse gas, or GHG, emissions 25% by 2030 from 2017 levels. This goal represents combined Scope 1 (direct) and Scope 2 (indirect) GHG emission reductions across all of our operations.
Prior to setting this goal with our newly acquired steel assets, we exceeded our previous 26% GHG reduction target at our legacy facilities six years ahead of our 2025 goal. In 2019, we reduced our combined Scope 1 and Scope 2 GHG emissions by 42% on a mass basis from 2005 baseline levels. Our goal is to further reduce those emissions in coming years.
Additionally, many of our steel assets have improved plant and energy efficiency through participation in programs like the U.S. Department of Energy’s Better Plants program and the U.S. Environmental Protection Agency’s Energy Star program. With our longstanding focus on plant and energy efficiency, we aim to build on our previous successes across our newly integrated enterprise.
Our GHG reduction commitment is based on executing the following five strategic priorities:
•Developing domestically sourced, high quality iron ore feedstock and utilizing natural gas in the production of hot briquetted iron, or HBI;
•Implementing energy efficiency and clean energy projects;
•Investing in the development of carbon capture technology;
•Enhancing our GHG emissions transparency and sustainability focus; and
•Supporting public policies that facilitate GHG reduction in the domestic steel industry.
Competitive Strengths
    As the largest flat-rolled steel producer in North America, we benefit from having the size and scale necessary in a competitive, capital intensive business. Our sizeable operating footprint provides us with the operational leverage, flexibility and cost performance to achieve competitive margins throughout the business cycle. We also have a unique vertically-integrated profile, which begins at the mining stage and goes all the way through the manufacturing of steel products, including stamping, tooling and tubing. This positioning gives us both lower and more predictable costs throughout the supply chain and more control over both our manufacturing inputs and our end product destination.
    Our legacy business of producing iron ore pellets, our primary steelmaking raw material input, is another competitive advantage. Mini-mills (producers using electric arc furnaces, or EAFs) comprise about 70% of steel production in the United States. Their primary iron input is scrap metal, which has unpredictable and often volatile pricing. By controlling our iron ore pellet supply, our primary steelmaking raw material feedstock can be secured at a stable and predictable cost, and not subject to factors outside of our control.
    We are also the largest supplier of automotive-grade steel in the United States. Compared to other steel end markets, automotive steel is generally higher quality and more operationally and technologically intensive to produce. As such, it often generates higher through-the-cycle margins, making it a desirable end market for the steel industry. With our continued technological innovation, as well as leading delivery performance, we expect to remain the leader in supplying this industry.
    Outside of the automotive industry, we offer the most comprehensive flat steel product selection in the entire industry. A sampling of this offering includes automotive-exposed, advanced high-strength steels, hot-dipped galvanized, aluminized, Galvalume, electrogalvanized, Galvanneal, hot-rolled coil, cold-rolled coil, plate, tin plate, grain oriented electrical steels, non-oriented electrical steels, stainless steels, tool & die, stamped components, rail and slabs. From all ends of the quality spectrum and the supply chain, our customers can frequently find the solutions they need from our product selection.
    We are also the only supplier of DRI in the Great Lakes region. With our Toledo, Ohio, DRI production plant, where construction was completed in the fourth quarter of 2020, we will be able to offer a high-quality scrap and pig iron alternative to the several EAFs in the region. Previously, ore-based metallics, like our DRI, could only be imported from locations like Russia, Ukraine and Brazil. With growing EAF capacity in the U.S. and increasing tightness in the scrap market, we expect our DRI production plant to generate healthy margins for us going forward.
Recent Developments
AM USA Transaction
On December 9, 2020, pursuant to the terms of the Transaction Agreement, dated as of September 28, 2020, or the Transaction Agreement, by and between the Company and ArcelorMittal S.A., an entity formed under Luxembourg law, ArcelorMittal S.A. sold substantially all of the operations of ArcelorMittal USA to the Company. In connection with the closing of the AM USA Transaction, as contemplated by the terms of the Transaction Agreement, ArcelorMittal S.A.’s former joint venture partner in the I/N Kote and I/N Tek joint ventures that were acquired in connection with the AM USA Transaction, which we refer to, collectively, as the I/N JVs, exercised its put right pursuant to the terms of the I/N JVs’ joint venture agreements. As a result, the Company purchased all of such joint venture partner’s interests in the I/N JVs. Following the closing of the AM USA Transaction, the Company, through its subsidiaries, owns 100% of the interests in the I/N JVs.
Prior to closing of the AM USA Transaction, ArcelorMittal S.A. and its affiliates completed an internal restructuring whereby certain of its North America operations, including certain of its assets in Canada, its assets in Mexico and AM/NS Calvert in the United States, were separated from ArcelorMittal USA. Such operations were retained by ArcelorMittal S.A. and were not sold to the Company in connection with the AM USA Transaction. The assets of ArcelorMittal USA acquired by the Company at closing of the AM USA Transaction include six steelmaking facilities, eight finishing facilities, two iron ore mining and pelletizing operations, and three coal and cokemaking operations. The aggregate consideration paid by the Company in connection with the closing of the AM USA Transaction consisted of: (i) approximately $693 million in cash, (ii) 78,186,671 common shares, which were issued to the selling shareholder identified herein, an indirect, wholly-owned subsidiary of ArcelorMittal S.A., at closing, and (iii) 583,273 shares of a new series of the Company’s Serial Preferred Stock, Class B, without par value, designated as the “Series B Participating Redeemable Preferred Stock,” or the Series B Preferred Stock, and issued to the selling shareholder at closing. The cash portion of the purchase price is subject to customary working capital adjustments.
Investor Rights Agreement
On December 9, 2020, the Company entered into an investor rights agreement, or the Investor Rights Agreement, with ArcelorMittal S.A. in connection with the closing of the AM USA Transaction. The Investor Rights Agreement provides ArcelorMittal S.A. and its affiliates with customary demand and piggyback registration rights with respect to the common shares issued in connection with the AM USA Transaction. In addition, for a period ending on the five-year anniversary of the effective date of the Investor Rights Agreement, ArcelorMittal S.A. (i) is subject to certain standstill restrictions, including that it and its affiliates are restricted from acquiring beneficial ownership of 20% or more of the then-outstanding common shares, making certain communications to other shareholders of the Company and otherwise acting to control or influence the Company’s Board of Directors, or the Board, or the Company’s management, and (ii) has agreed to cause 50% of the common shares beneficially owned by it and its affiliates to be voted in accordance with the recommendations of the Board and cause the other 50% of the common shares beneficially owned by it and its affiliates to be voted, at ArcelorMittal S.A.’s election, either (A) in the same proportion as votes are cast by holders of common shares (other than the Company and its affiliates) or (B) in accordance with the recommendations of the Board, including, in each case, with respect to the election of directors of the Company.
The Investor Rights Agreement provides for certain restrictions on transfers of common shares from ArcelorMittal S.A. or its affiliates to persons whose beneficial ownership of common shares following any such transfer would exceed 5% or 10% of the then-outstanding common shares. Other than these restrictions, the Investor Rights Agreement does not limit ArcelorMittal S.A.’s and its affiliates’ ability to transfer their common shares.
ABL Amendment
On December 9, 2020, the Company entered into the Second Amendment to Asset-Based Revolving Credit Agreement, or the ABL Amendment, by and among the Company, the lenders party thereto and Bank of America N.A., as administrative agent. The ABL Amendment modifies the Company’s existing asset-based revolving credit facility entered into on March 13, 2020, as previously amended on March 27, 2020 and as amended by the ABL Amendment, or the ABL Facility, to, among other things, increase the amount of tranche A revolver commitments available thereunder by an additional $1.5 billion and increase certain dollar baskets related to certain negative covenants that apply to the ABL Facility. After giving effect to the ABL Amendment, the aggregate principal amount of tranche A revolver commitments under the ABL Facility is $3.35 billion and the aggregate principal amount of tranche B revolver commitments under the ABL Facility remains at $150 million.
Release of Fourth Quarter Estimated Results
The following preliminary financial results for the three months ended December 31, 2020 cover the entire three-month period for both the AK Steel and legacy Cliffs businesses, and include the performance of ArcelorMittal USA from the period of December 9, 2020 through December 31, 2020:
•consolidated revenues of approximately $2.2 to $2.3 billion, an approximate 320% increase over the prior-year period;
•Cliffs Adjusted EBITDA of approximately $280 to $290 million, an approximate 150% increase over the prior-year period, and a six-year high; and
•steel sales volume of 1.9 million net tons.
The state-of-the-art DRI production plant recently built in Toledo, Ohio, began operations in November of 2020, and production of HBI started in December of 2020. Cliffs anticipates shipping HBI to third-party customers later in the first quarter of 2021, and expects the plant to reach its full production rate by the second quarter of 2021.
Our preliminary results for the three months ended December 31, 2020 are preliminary and unaudited and represent the most current information available to our management. Our actual results may differ from the preliminary results due to the completion of our financial closing procedures, final adjustments and other developments that may arise between the date of this prospectus supplement and the time that financial results for the three months ended December 31, 2020 are finalized.
We are unable to reconcile, without unreasonable effort, our forecasted range of Cliffs Adjusted EBITDA to its most directly comparable GAAP financial measure, net income, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability. This includes the finalization of the preliminary allocation of consideration to the net tangible and intangible assets acquired and liabilities assumed and associated tax impacts relating to the AM USA Transaction. For the same reasons, we are unable to address the probable significance of the unavailable information.
The preliminary results included herein have been prepared by, and are the responsibility of, our management. Deloitte & Touche LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial results. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto.

Proposed Debt Issuance
Consistent with our strategy to improve our balance sheet and debt profile by, among other things, extending outstanding debt maturities and increasing our ratio of unsecured debt to secured debt, we intend to, in the near term, issue approximately $1.0 billion aggregate principal amount of senior unsecured debt with an expected tenor of approximately eight to ten years, the net proceeds of which would be used to (i) redeem all of Cleveland-Cliffs Inc.’s outstanding 4.875% senior secured notes due 2024, or the 4.875% Cliffs 2024 Secured Notes, and 6.375% senior guaranteed notes due 2025, or the 6.375% Cliffs 2025 Notes, and all of Cleveland-Cliffs Steel Corporation’s (f/k/a AK Steel Corporation) 7.625% senior notes due 2021, or the AK Steel 2021 Notes, 7.50% senior notes due 2023, or the AK Steel 2023 Notes, and 6.375% senior notes due 2025, or the AK Steel 2025 Notes, and pay fees and expenses in connection with such redemptions, and (ii) reduce borrowings under our ABL Facility. We refer to the proposed senior unsecured debt issuance as the “Proposed Debt Issuance.” The timing, amount and other terms of the Proposed Debt Issuance are subject to market and other conditions. There can be no assurance that we will be able to consummate the Proposed Debt Issuance on commercially reasonable terms or at all. This offering is not conditioned on the Proposed Debt Issuance.
This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities that may be issued in connection with the Proposed Debt Issuance. Any such securities have not been and will not be registered under the Securities Act of 1933, as amended, or the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act.
Corporate Information
Our principal executive offices are located at 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315. Our main telephone number is (216) 694-5700, and our website address is www.clevelandcliffs.com. The information contained on, or accessible through, our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus supplement.

The Offering

Issuer	Cleveland-Cliffs Inc.

Common shares offered by us	20,000,000 common shares (or 29,000,000 common shares if the underwriter exercises its option to purchase additional common shares from us in full).

Common shares offered by the selling shareholder	40,000,000 common shares.

Common shares outstanding immediately after this offering	498,842,015 common shares (or 507,842,015 common shares if the underwriter exercises its option to purchase additional common shares from us in full).

Use of proceeds
We estimate that the net proceeds to us from this offering, after deducting estimated offering expenses that we must pay, will be approximately $321.7 million. If the underwriter exercises its option to purchase additional common shares from us in full, we estimate that our net proceeds will be approximately $466.8 million. We will not receive any proceeds from the sale of common shares by the selling shareholder.

We intend to use the net proceeds to us from this offering, plus cash on hand, to redeem up to approximately $334 million aggregate principal amount of our outstanding 9.875% senior secured notes due 2025, or the 9.875% Cliffs 2025 Secured Notes. We intend to use any net proceeds remaining following such redemption to reduce borrowings under our ABL Facility. See “Use of Proceeds.”

Risk factors
Investing in our common shares involves substantial risk. For a discussion of risks relating to us, our business and an investment in our common shares, see the section titled “Risk Factors” beginning on page S-20 of this prospectus supplement and all other information set forth in and incorporated by reference into this prospectus supplement before investing in our common shares.

Exchange listing	Our common shares are traded on the New York Stock Exchange, or NYSE, under the symbol “CLF.”

Summary Historical Consolidated Financial Data of Cliffs
The table below sets forth our summary historical consolidated financial and other statistical data for the periods presented. We derived the summary historical consolidated financial data and other statistical data as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 from our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement. We derived the summary historical consolidated financial data and other statistical data as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 from our unaudited condensed consolidated financial statements, which are incorporated by reference herein. We derived the summary historical consolidated financial data and other statistical data as of September 30, 2019 from our unaudited condensed consolidated financial statements, which are not incorporated by reference herein. The summary historical consolidated financial data and other statistical data for the year ended December 31, 2017 are derived from our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement. The summary historical consolidated financial data and other statistical data as of December 31, 2017 are derived from our audited consolidated financial statements, which are not incorporated by reference into this prospectus supplement. The interim unaudited financial data have been prepared on the same basis as the audited financial data and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for such periods and may not necessarily be indicative of full-year results. Summary historical consolidated financial and other statistical data should be read in conjunction with our consolidated financial statements, the related notes and other financial information incorporated by reference into this prospectus supplement.
    The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Cliffs’ Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, including the section in each titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and accompanying notes included in the reports incorporated by reference into this prospectus supplement.

	(In Millions, except per share amounts)
	Year Ended December 31,			Nine Months Ended September 30,
	2019	2018(a)	2017(b)	2020	2019
Financial data
Revenues	$1,989.9	$2,332.4	$1,866.0	$3,063.2	$1,455.8
Realization of deferred revenue	$—	$—	$—	$34.6	$—
Income (loss) from continuing operations	$294.5	$1,039.9	$360.6	$(154.8)	$231.1
Income (loss) from discontinued operations, net of tax(c)	$(1.7)	$88.2	$2.5	$—	$(1.5)
Earnings (loss) per common share attributable to Cliffs common shareholders – basic
Continuing operations	$1.07	$3.50	$1.27	$(0.51)	$0.83
Discontinued operations	$(0.01)	$0.30	$0.01	$—	$(0.01)
Earnings (loss) per common share attributable to Cliffs common shareholders – basic	$1.06	$3.80	$1.28	$(0.51)	$0.82
Earnings (loss) per common share attributable to Cliffs common shareholders – diluted
Continuing operations	$1.04	$3.42	$1.25	$(0.51)	$0.80
Discontinued operations	$(0.01)	$0.29	$0.01	$—	$—
Earnings (loss) per common share attributable to Cliffs common shareholders – diluted	$1.03	$3.71	$1.26	$(0.51)	$0.80
Total assets	$3,503.8	$3,529.6	$2,953.4	$8,480.9	$3,491.2
Long-term debt obligations (including finance leases)	$2,144.6	$2,104.5	$2,311.8	$4,377.0	$2,141.8

Cash dividends declared to common shareholders
- Per share	$0.27	$0.05	$—	$0.12	$0.16
- Total	$75.0	$15.0	$—	$40.8	$45.1
Repurchases of common shares	$(252.9)	$(47.5)	$—	$—	$(252.9)
Common shares outstanding – basic (millions)
- Average for period	276.8	297.2	288.4	365.2	278.4
- At period-end	270.1	292.6	297.4	399.2	270.1

	(In Millions)
	Year Ended December 31,			Nine Months Ended September 30,
	2019	2018(a)	2017(b)	2020	2019
Production and sales statistics
Production tonnage:
- Iron Ore (long tons)	19.9	20.3	18.8	11.4	14.7
Third-Party Sales tonnage
- Steel (net tons)	—	—	—	1.9	—
- Iron Ore (long tons)	18.6	20.6	18.7	8.8	13.1

	(In Millions)
	Year Ended December 31,			Nine Months Ended September 30,
	2019	2018(a)	2017(b)	2020	2019
Reconciliation of Net Income to EBITDA to Total Cliffs Adjusted EBITDA
Net income (loss)	$292.8	$1,128.1	$363.1	$(154.8)	$229.6
Less:
Interest expense, net	(101.6)	(121.3)	(132.0)	(167.9)	(76.8)
Income tax benefit (expense)	(17.6)	460.3	252.4	98.5	(23.1)
Depreciation, depletion and amortization	(85.1)	(89.0)	(87.7)	(183.9)	(63.1)
Total EBITDA	$497.1	$878.1	$330.4	$98.5	$392.6
Less:
EBITDA of noncontrolling interests	$—	$—	$—	$41.3	$—
Impact of discontinued operations(c)	(1.3)	120.6	22.0	—	(1.2)
Gain (loss) on extinguishment of debt	(18.2)	(6.8)	(165.4)	132.6	(18.2)
Severance costs	(1.7)	—	—	(38.3)	(1.7)
Acquisition-related costs	(6.5)	—	—	(30.1)	—
Amortization of inventory step-up	—	—	—	(74.0)	—
Foreign exchange remeasurement	—	(0.9)	13.9	—	—
Impairment of long-lived assets	—	(1.1)	—	—	—
Total Cliffs Adjusted EBITDA	$524.8	$766.3	$459.9	$67.0	$413.7

(a)During 2018, Cliffs recorded an income tax benefit of $475.2 million, primarily related to the release of the valuation allowance in the U.S. Additionally, on January 1, 2018, Cliffs adopted Accounting Standards Codification, or the ASC, Topic 606, Revenue from Contracts with Customers, or ASC Topic 606, and applied it to all contracts that were not completed using the modified retrospective method. Cliffs recognized the cumulative effect of initially applying ASC Topic 606 as an adjustment of $34.0 million to the opening balance of retained deficit. The 2017 information has not been retrospectively revised and continues to be reported under the accounting standards in effect for that year.
(b)During 2017, Cliffs issued 63.25 million Cliffs common shares in an underwritten public offering. Cliffs received net proceeds of $661.3 million at a public offering price of $10.75 per Cliffs common share. The net proceeds from the issuance of Cliffs common shares and the net proceeds from the issuance of $1.075 billion aggregate principal amount of 5.75% senior notes due 2025 were used to redeem in full all of Cliffs’ outstanding 8.25% First Lien Notes due 2020, 8.00% 1.5 Lien Notes due 2020 and 7.75% Second Lien Notes due 2020. Additionally, through tender offers, Cliffs purchased certain of its 5.90% senior notes due 2020, 4.80% senior notes due 2020 and 4.875% senior notes due 2021. The aggregate principal amount outstanding of debt redeemed was $1.611 billion, which resulted in a loss on extinguishment of $165.4 million. During 2017, Cliffs’ ownership interest in Empire Iron Mining Partnership increased to 100% as it reached an agreement to distribute the noncontrolling interest net assets of $132.7 million to an affiliate of ArcelorMittal USA, in exchange for its interest in Empire Iron Mining Partnership. Cliffs also acquired the remaining 15% equity interest in Tilden Mining Company L.C. owned by United States Steel Corporation for $105.0 million. Prior to the end of the year Public Law 115-97, commonly known as the “Tax Cuts and Jobs Act,” was signed into law and among other items repealed the corporate Alternative Minimum Tax, or AMT and reduced the federal corporate tax rate to 21% for tax years beginning January 1, 2018. Along with the repeal of AMT, Public Law 115-97 provided that existing AMT credit carryovers are refundable beginning with the filing of the calendar year 2018 tax return. Cliffs had $235.3 million of AMT credit carryovers that have been fully refunded as of July 2020.
(c)Refer to Note 13—Discontinued Operations in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference herein, for information regarding discontinued operations.

Summary Historical Consolidated Financial Data of AK Steel
The table below sets forth summary historical consolidated financial data of AK Steel as of and for the years ended December 31, 2019, 2018 and 2017. The summary historical consolidated financial data for each of the years ended December 31, 2019, 2018 and 2017 and as of December 31, 2019 and 2018 have been derived from AK Steel’s audited consolidated financial statements and related notes included in AK Steel’s Annual Report on Form 10-K for the year ended December 31, 2019, which are incorporated by reference herein. The summary historical consolidated financial data as of and for the year ended December 31, 2017 have been derived from AK Steel’s audited consolidated financial statements and related notes for the year ended December 31, 2017, which have not been incorporated by reference herein.
    The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in AK Steel’s Annual Report on Form 10-K for the year ended December 31, 2019, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes therein. See “Where You Can Find More Information.”

	(In Millions, except per share amounts or as otherwise noted)
	Year Ended December 31,
	2019	2018	2017
Statement of Operations Data
Net sales	$6,359.4	$6,818.2	$6,080.5
Operating profit	$209.3	$364.4	$260.2
Net income attributable to AK Steel (a)	$11.2	$186.0	$103.5
Earnings per share attributable to AK Steel stockholders
- Basic	$0.04	$0.59	$0.33
- Diluted (a)	$0.04	$0.59	$0.32

Other Data
Total flat-rolled shipments (in thousands of tons)	5,342.2	5,683.4	5,596.2
Selling price per flat-rolled ton (in dollars)	$1,078	$1,091	$1,022

Balance Sheet Data
Total assets (b)	$4,590.6	$4,515.7	$4,474.8
Long-term debt	$1,968.8	$1,993.7	$2,110.1

Cash Dividends Declared to AK Steel Stockholders
- Per share	$—	$—	$—
- Total	$—	$—	$—

(a)In 2019, AK Steel recorded a charge of $69.3 million ($0.22 per diluted share) to permanently close Ashland Works. In 2019 and 2018, AK Steel recorded pension settlement charges of $26.9 million ($0.08 per diluted share) and $14.5 million ($0.05 per diluted share). In 2017, AK Steel recorded an asset impairment charge of $75.6 million ($0.24 per diluted share) related to the Ashland Works blast furnace and steelmaking operations and a credit of $19.3 million ($0.06 per diluted share) for the reversal of a liability for transportation costs.
(b)AK Steel adopted Accounting Standards Update No. 2016-02, Leases (Topic 842), as of January 1, 2019 through the modified retrospective method and recorded additional lease assets and liabilities of $291.1 million as of January 1, 2019. Prior period amounts have not been adjusted and continue to be reported in accordance with AK Steel’s historical accounting treatment.

	(In Millions)
	Year Ended December 31,
Reconciliation of AK Steel Adjusted EBITDA	2019	2018	2017
Net income attributable to AK Steel	$11.2	$186.0	$103.5
Net income attributable to noncontrolling interests	51.8	58.1	61.4
Interest expense, net	145.7	150.7	150.9
Income tax expense (benefit)	6.2	(6.2)	(2.2)
Depreciation and amortization	209.8	237.0	236.3
EBITDA	424.7	625.6	549.9
Less: EBITDA of noncontrolling interests (a)	74.4	76.7	77.7
Ashland Works closure	69.3	—	—
Pension settlement charges	26.9	14.5	—
Credit for adjustment of liability for transportation costs	—	—	(19.3)
Asset impairment charge	—	—	75.6
AK Steel Adjusted EBITDA	$446.5	$563.4	$528.5

(a)The reconciliation of net income attributable to noncontrolling interests to EBITDA of noncontrolling interests is as follows:

	(In Millions)
	Year Ended December 31,
	2019	2018	2017
Net income attributable to noncontrolling interests	$51.8	$58.1	$61.4
Depreciation	22.6	18.6	16.3
EBITDA of noncontrolling interests	$74.4	$76.7	$77.7

Summary Historical Financial Data of ArcelorMittal USA LLC and Affiliates
The table below sets forth summary historical financial data of ArcelorMittal USA LLC and other former wholly-owned subsidiaries of ArcelorMittal S.A. that were acquired by Cliffs in connection with the AM USA Transaction as of and for (i) the years ended December 31, 2019 and 2018 and (ii) the nine months ended September 30, 2020 and 2019. The summary historical condensed combined consolidated financial data as of and for each of the years ended December 31, 2019 and 2018 have been derived from audited combined consolidated financial statements for “ArcelorMittal USA LLC and Affiliates,” which are incorporated by reference into this prospectus supplement. The summary historical condensed combined consolidated financial data as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 have been derived from unaudited condensed combined consolidated financial statements for “ArcelorMittal USA LLC and Affiliates,” which are incorporated by reference herein. The interim unaudited financial data have been prepared on the same basis as the audited financial data and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for such periods and may not necessarily be indicative of full-year results.
The information set forth below is not necessarily indicative of future results and should be read together with the consolidated financial statements and accompanying notes included in the reports incorporated by reference into this prospectus supplement.

	(In Millions, except as otherwise noted)
	Year Ended December 31,		Nine Months Ended September 30,
	2019	2018	2020	2019
Statement of Operations Data
Net sales	$10,169	$11,334	$5,629	$8,001
Operating income (loss)	(126)	613	(725)	63
Net income (loss)	(79)	585	(702)	54

Other Data
Total flat-rolled shipments (in thousands of tons)	11,220	12,040	7,234	8,588
Selling price per flat-rolled ton (in dollars)	$774	$828	$662	$800
Total other steel shipments (in thousands of tons)	1,310	1,128	837	990

Balance Sheet Data
Total assets	$9,398	$9,703	$8,380
Long-term debt	—	—	—

	(In Millions)
	Year Ended December 31,		Nine Months Ended September 30,
	2019	2018	2020	2019
Reconciliation of Adjusted EBITDA
Net income attributable to AM USA	$(79)	$585	$(702)	$54
Less:
Interest and other financing expense, third party	(100)	(104)	(50)	(81)
Interest income, related party	146	137	103	110
Interest income, third party	7	4	1	6
Benefit (provision) for income taxes	53	(2)	3	—
Depreciation and amortization	(359)	(356)	(309)	(262)
EBITDA	174	906	(450)	281
Less:
Derivative timing adjustment	37	77	10	26
IFA fee & misc. corporate chargebacks (a)	(129)	(154)	(98)	(104)
Asset impairments	(21)	—	(26)	—
Onerous contracts	(21)	2	(3)	(59)
Adjusted EBITDA	$308	$981	$(333)	$418

(a)The impact of reversal of the fees charged for management, financial and legal services, and research and development under the Industrial Franchise Agreement, dated January 1, 2015, between ArcelorMittal USA LLC and its former parent, or the Industrial Franchise Agreement, net of income from right to use intellectual property.

Summary Historical Financial Data of I/N Kote
The table below sets forth summary historical financial data of I/N Kote, as of and for (i) the years ended December 31, 2019 and 2018 and (ii) the nine months ended September 30, 2020 and 2019. The summary historical financial data as of and for each of the years ended December 31, 2019 and 2018 have been derived from audited financial statements for “I/N Kote,” which are incorporated by reference into this prospectus supplement. The summary historical financial data as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 have been derived from unaudited condensed financial statements for “I/N Kote,” which are incorporated by reference herein. The interim unaudited financial data have been prepared on the same basis as the audited financial data and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for such periods and may not necessarily be indicative of full-year results.
The information set forth below is not necessarily indicative of future results and should be read together with the financial statements and accompanying notes included in the reports incorporated by reference into this prospectus supplement.

	(In Millions, except as otherwise noted)
	Year Ended December 31,		Nine Months Ended September 30,
	2019	2018	2020	2019
Statement of Operations Data
Net sales	$498	$553	$265	$365
Operating income	38	41	21	30
Net income	38	41	21	29

Other Data
Total flat-rolled shipments (in thousands of tons)	490	567	288	375
Selling price per flat-rolled ton (in dollars)	$1,017	$976	$920	$973

Balance Sheet Data
Total assets	$210	$221	$248
Long-term debt (a)	15	17	10

(a)Includes the current portion of long-term debt.

	(In Millions)
	Year Ended December 31,		Nine Months Ended September 30,
	2019	2018	2020	2019
Reconciliation of Adjusted EBITDA
Net income attributable to I/N Kote	$38	$41	$21	$29
Less:
Interest expense, net	—	—	—	—
Income tax expense	—	—	—	—
Depreciation and amortization	(6)	(7)	(4)	(4)
EBITDA	44	48	25	33
Adjusted EBITDA (a)	$44	$48	$25	$33

(a)All adjustments to EBITDA are nil.

Summary Historical Financial Data of I/N Tek
The table below sets forth summary historical financial data of I/N Tek, as of and for (i) the years ended December 31, 2019 and 2018 and (ii) the nine months ended September 30, 2020 and 2019. The summary historical financial data as of and for each of the years ended December 31, 2019 and 2018 have been derived from audited financial statements for “I/N Tek,” which are incorporated by reference into this prospectus supplement. The summary historical financial data as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 have been derived from unaudited condensed financial statements for “I/N Tek,” which are incorporated by reference herein. The interim unaudited financial data have been prepared on the same basis as the audited financial data and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for such periods and may not necessarily be indicative of full-year results.
The information set forth below is not necessarily indicative of future results and should be read together with the financial statements and accompanying notes included in the reports incorporated by reference into this prospectus supplement.

	(In Millions, except as otherwise noted)
	Year Ended December 31,		Nine Months Ended September 30,
	2019	2018	2020	2019
Statement of Operations Data
Net sales	$167	$168	$108	$124
Operating income	68	65	44	50
Net income	66	63	44	49

Other Data
Total flat-rolled shipments (in thousands of tons)	1,319	1,428	733	1,003
Selling price per flat-rolled ton (in dollars)	$127	$117	$147	$123

Balance Sheet Data
Total assets	$169	$160	$166
Long-term debt (a)	38	42	26

(a)Includes the current portion of long-term debt.

	(In Millions)
	Year Ended December 31,		Nine Months Ended September 30,
	2019	2018	2020	2019
Reconciliation of Adjusted EBITDA
Net income attributable to I/N Tek	$66	$63	$44	$49
Less:
Interest expense, net	(1)	(1)	—	(1)
Income tax benefit (expense)	—	—	—	—
Depreciation and amortization	(9)	(9)	(6)	(6)
EBITDA	76	73	50	56
Adjusted EBITDA (a)	$76	$73	$50	$56

(a)All adjustments to EBITDA are nil.

Summary Unaudited Pro Forma Condensed Combined Financial Data
The following table presents summary unaudited pro forma condensed combined financial data of Cliffs after giving effect to the Acquisitions, which is referred to as the “summary pro forma financial data.” The information under “Pro Forma Statements of Income Data” and “Pro Forma Adjusted EBITDA” in the tables below gives effect to the Acquisitions as if they had been consummated on January 1, 2019, the beginning of the earliest period for which unaudited pro forma condensed combined financial data have been presented. The information under “Pro Forma Balance Sheet Data” in the table below assumes the Acquisitions had been consummated on September 30, 2020. This pro forma financial data was prepared using the acquisition method of accounting with Cliffs considered the accounting acquirer in each of the Acquisitions.
The summary pro forma financial data reflects preliminary pro forma adjustments that have been made solely for the purpose of providing the summary pro forma financial data presented in this prospectus supplement. Cliffs estimated the fair value of AK Steel’s and ArcelorMittal USA’s assets and liabilities based on discussions with AK Steel’s and ArcelorMittal USA’s management, due diligence information, preliminary valuation analyses performed by a third-party specialist and reviewed by Cliffs, information presented in AK Steel’s SEC filings and other publicly available information. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed.
Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the pro forma financial data may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company statements of income due to adjustments in depreciation and amortization of the adjusted assets or liabilities and related deferred income tax effects. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the pro forma financial data.
The information presented below should be read in conjunction with the historical financial statements and related notes incorporated by reference into this prospectus supplement, and with the unaudited pro forma condensed combined financial statements of Cliffs, including the related notes, incorporated by reference into this prospectus supplement. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of results that actually would have occurred or that may occur in the future had the Acquisitions been completed on the dates indicated, or of the future operating results or financial position of the combined company following the Acquisitions. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors.”

	(In Millions, except per share amounts)
	Year Ended December 31, 2019	Nine Months Ended September 30, 2020
Pro Forma Statements of Income Data:
Revenues from product sales and services	$17,163.1	$9,491.2
Income (loss) from continuing operations	$97.5	$(553.5)
Loss from discontinued operations, net of tax	$(1.7)	$—
Earnings (loss) per common share attributable to common shareholders
Basic	$0.08	$(1.22)
Diluted	$0.08	$(1.22)
Cash dividends declared to common shareholders (a)	N/A	N/A
Cash dividends declared to preferred shareholders (a)	N/A	N/A

(In Millions)
September 30, 2020
Pro Forma Balance Sheet Data:
Total assets	$16,322.2
Long-term debt obligations (including finance leases)	$5,248.1

(a)Pro forma dividends per share data is not presented, as the dividend per share for the combined company will be determined by the board of directors of the combined company.
    The following table reconciles pro forma net income to Pro Forma Adjusted EBITDA.

	(In Millions)
	Pro Forma Year Ended December 31, 2019	Pro Forma Nine Months Ended September 30, 2020
Pro Forma Adjusted EBITDA:
Net income (loss)	$95.8	$(553.5)
Less:
Interest expense, net	(282.1)	(246.9)
Income tax benefit	128.5	258.2
Depreciation, depletion and amortization	(604.0)	(446.1)
EBITDA	853.4	(118.7)
Less:
EBITDA of noncontrolling interests	74.4	49.4
Asset impairments and Ashland Works closure costs	(90.3)	(26.0)
Pension settlement charges	(26.9)	—
Impact of discontinued operations	(1.7)	—
Gain (loss) on extinguishment of debt	(17.6)	132.6
Inventory step-up	(362.1)	—
Onerous contracts	(21.0)	(59.0)
Acquisition-related costs	(30.2)	(33.5)
Severance costs	(7.0)	(50.6)
Pro Forma Adjusted EBITDA	1,335.8	(131.6)
Expected synergies	310.0	268.0
Pro Forma Adjusted EBITDA (inclusive of expected synergies)	$1,645.8	$136.4

RISK FACTORS
An investment in our common shares involves risk. Prior to making a decision about investing in our common shares, you should carefully consider the following risk factors, as well as the risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and September 30, 2020, which are incorporated herein by reference. Some of the risks relate to this offering and ownership of our common shares and others relate to our business. Any of the following risks could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus supplement. Although the risks are organized by headings, and each risk is discussed separately, many are interrelated. While we believe we have identified and discussed below the material risks affecting our business, there may be additional risks and uncertainties that we do not presently know or that we do not currently believe to be material that may adversely affect our business, financial condition and results of operations in the future.
Risks Related to this Offering and Ownership of Our Common Shares
We may not complete the Proposed Debt Issuance on the contemplated terms or at all.
As described in this prospectus supplement under the heading “Summary—Recent Developments—Proposed Debt Issuance,” we intend to, in the near term, issue approximately $1.0 billion aggregate principal amount of senior unsecured debt with an expected tenor of approximately eight to ten years, the net proceeds of which would be used to (i) redeem all of the outstanding 4.875% Cliffs 2024 Secured Notes, 6.375% Cliffs 2025 Notes, AK Steel 2021 Notes, AK Steel 2023 Notes and AK Steel 2025 Notes, and pay fees and expenses in connection with such redemptions, and (ii) reduce borrowings under our ABL Facility. The timing, amount and other terms of the Proposed Debt Issuance are subject to market and other conditions. There can be no assurance that we will be able to consummate the Proposed Debt Issuance on commercially reasonable terms or at all. This offering is not conditioned on the Proposed Debt Issuance.
The price of our common shares may be volatile and you could lose all or part of your investment.
We have experienced volatility in the market price of our common shares. Volatility in the market price of our common shares may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common shares could fluctuate significantly for various reasons, which include:
•our quarterly or annual earnings or those of other companies in our industry;
•changes in laws or regulations, or new interpretations or applications of laws and regulations, that are applicable to our business;
•the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•changes in accounting standards, policies, guidance, interpretations or principles;
•additions or departures of our senior management personnel;
•sales of our common shares by our directors and executive officers;
•adverse market reaction to any indebtedness we may incur or securities we may issue in the future;
•actions by shareholders;
•the level and quality of research analyst coverage for our common shares, changes in financial estimates or investment recommendations by securities analysts following our business or failure to meet such estimates;

•the financial disclosure we may provide to the public, any changes in such disclosure or our failure to make such disclosure;
•various market factors or perceived market factors, including rumors, whether or not correct, involving us or our competitors;
•acquisitions or strategic alliances by us or our competitors;
•short sales, hedging and other derivative transactions in our common shares;
•the operating and stock price performance of other companies that investors may deem comparable to us; and
•other events or factors, including changes in general conditions in the United States and global economies or financial markets (including those resulting from acts of God, war, incidents of terrorism or responses to such events).
In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The price of our common shares could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price.
In the past, following periods of market volatility in the price of a company’s securities, security holders have often instituted class action litigation. If the market value of our common shares experiences adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to suffer.
Future sales of our common shares in the public market could lower our share price, and the exercise of stock options, any additional capital raised by us through the sale of our common shares or issuance of common shares upon conversion of our 1.50% convertible senior notes due 2025, or the 1.50% Cliffs 2025 Convertible Notes, or upon redemption of the Series B Preferred Stock may dilute your ownership in us.
Sales of substantial amounts of our common shares in the public market by our existing shareholders, including by the selling shareholder in this offering, upon the exercise of outstanding stock options or stock options granted in the future or by persons who acquire shares in this offering may adversely affect the market price of our common shares. Such sales could also create public perception of difficulties or problems with our business. These sales might also make it more difficult for us to sell securities in the future at a time and price that we deem appropriate.
With limited exceptions as described under the caption “Underwriting,” the lock-up agreements with the underwriter in this offering will prohibit certain shareholders from selling, contracting to sell or otherwise disposing of any of our common shares or securities that are convertible or exchangeable for our common shares or entering into any arrangement that transfers the economic consequences of ownership of our common shares for at least 90 days from the date of this prospectus supplement, although BofA Securities, Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. BofA Securities, Inc. has advised us that it has no present intent or arrangement to release any shares subject to a lock-up and will consider the release of any lock-up on a case-by-case basis. Upon a request to release any shares subject to a lock-up, BofA Securities, Inc. would consider the particular circumstances surrounding the request, including, but not limited to, the length of time before the lock-up expires, the number of shares requested to be released, reasons for the request, the possible impact on the market for our common shares and whether the shareholder requesting the release is an officer, director or other affiliate of ours. As a result of these lock-up agreements, notwithstanding earlier eligibility for sale under the provisions of Rule 144, none of these shares may be sold until at least 90 days after the date of this prospectus supplement.

As restrictions on resale expire or as shares are registered, our share price could drop significantly if the holders of these restricted or newly registered shares sell them or are perceived by the market as intending to sell them. In addition, after giving effect to this offering, ArcelorMittal S.A., by virtue of its indirect ownership of the selling shareholder, will continue to beneficially own approximately 38 million of our common shares, equating to approximately 7.7% of our then-outstanding common shares (or approximately 7.5% of our then-outstanding common shares if the underwriter exercises its option to purchase additional common shares from us in full). Under the Investor Rights Agreement, ArcelorMittal S.A. and its affiliates are permitted to transfer all of our common shares held by them, subject to certain restrictions on transfers to persons whose beneficial ownership of our common shares following any such transfer would exceed 5% or 10% of our then-outstanding common shares. Sales of common shares by the selling shareholder following this offering may affect the market for, and the market price of, our common shares in an adverse manner. These sales might also make it more difficult for us to sell securities in the future at a time and at a price that we deem appropriate.
Further, your ownership in us may be diluted by the exercise of outstanding and future stock options, any additional capital raised by us through the sale of our common shares or issuance of common shares in connection with settlement of conversions or redemptions of our other outstanding and future securities. For example, under the indenture governing the 1.50% Cliffs 2025 Convertible Notes, we may settle any conversions of 1.50% Cliffs 2025 Convertible Notes, at our election, in cash, common shares or a combination of cash and common shares. Also, pursuant to the terms of the Series B Preferred Stock, if we elect to exercise our right to redeem the Series B Preferred Stock, we may pay the redemption price in cash or, subject to obtaining any required approvals, common shares. As a result, if we elect to issue common shares in connection with any such conversions or redemptions, the dilution of your ownership in us could be significant.
U.S. federal income tax may be imposed on any gain recognized by a non-U.S. holder on a sale, exchange or other taxable disposition of our common shares if we are a “United States real property holding corporation.”
We believe we currently may be a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes. Assuming we are a USRPHC, subject to the next sentence, a non-U.S. holder generally will be taxed on gain recognized on the sale, exchange or other taxable disposition of our common shares in the same manner as if such non-U.S. holder were a United States person (subject to an applicable income tax treaty providing otherwise) and/or a 15% withholding tax will apply to the gross proceeds from the sale, exchange or other taxable disposition of our common shares. However, if and so long as our common shares continue to be “regularly traded on an established securities market,” as defined by applicable Treasury Regulations, (i) the 15% withholding tax will not apply and (ii) unless such non-U.S. holder held, directly or constructively (by application of certain attribution rules), at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period for the common shares, more than 5% of our common shares, the non-U.S. holder generally will not be subject to U.S. federal income tax with respect to such gain as a result of us being or having been a USRPHC. See “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Common Shares” in this prospectus supplement.
The ability to use our net operating loss carryforwards, or NOLs, and certain other tax attributes to offset future taxable income may be subject to certain limitations.
If a corporation undergoes an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, the corporation’s NOLs and certain other tax attributes arising before the “ownership change” are subject to limitations after the “ownership change.” An “ownership change” under Section 382 of the Code generally occurs if one or more shareholders or groups of shareholders who own at least 5% of the corporation’s equity increase their ownership in the aggregate by more than 50 percentage points over their lowest ownership percentage within a rolling period that begins on the later of three years prior to the testing date and the date of the last “ownership change.” If an “ownership change” were to occur, Section 382 of the Code would impose an annual limit on the amount of pre-ownership change NOLs and other tax attributes the corporation could use to reduce its taxable income, potentially increasing and accelerating the corporation’s liability for income taxes, and also potentially causing tax attributes to expire unused. The amount of the annual limitation is determined based on a corporation’s value immediately prior to the ownership change.

As of September 30, 2020, after taking into account limitations (or disallowance) on use, we had approximately $2.6 billion and $1.0 billion of U.S. federal and state NOLs, respectively, of which approximately $0.1 billion of U.S. federal NOLs were acquired in the AK Steel Merger. The sale of our common shares in the Acquisitions in conjunction with the use of our common shares in this offering and any subsequent issuances or sales of our shares (including transactions that are outside of our control) could cause us to experience an “ownership change.” If we experience an “ownership change” under Section 382 of the Code, further limitations (or disallowances) may apply and similar rules may also apply under state and foreign laws. Consequently, we may not be able to utilize a material portion of our NOLs and other tax attributes, which, in addition to increasing our U.S. federal and state income tax liability, could adversely affect our share price, financial condition, results of operations and cash flows.
If securities analysts or industry analysts downgrade our shares, publish negative research or reports, or do not publish reports about our business, our share price and trading volume could decline.
The trading market for our common shares is influenced by the research and reports that industry or securities analysts publish about us, our business and our industry. If one or more analysts adversely change their recommendation regarding our shares or our competitors’ stock, our share price would likely decline. If one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.
Provisions in our corporate documents and Ohio law could have the effect of delaying, deferring or preventing a change in control of us, even if that change may be considered beneficial by some of our shareholders.
The existence of some provisions of our articles of incorporation and regulations and Ohio law could have the effect of delaying, deferring or preventing a change in control of us that a shareholder may consider favorable. These provisions include:
•the Board may fix the number of members of the Board;
•the Board is authorized to issue additional preferred shares, which could be issued by the Board to increase the number of outstanding securities of ours with voting rights and thwart a takeover attempt;
•in the event of a change of control of the Company, the Series B Preferred Stock will be subject to mandatory redemption;
•we are restricted from effecting any merger or consolidation with or into another entity unless the Series B Preferred Stock remains outstanding following the merger or consolidation, is exchanged for new preferred stock with substantially identical terms or is to be redeemed in connection with the closing of such merger or consolidation; and
•the Ohio Control Share Acquisition Statute and the Ohio Interested Shareholder Statute (each as described under “Description of Capital Stock”).
We believe these provisions protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with the Board and by providing the Board with more time to assess any acquisition proposal, and are not intended to make the Company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some shareholders and could delay, defer or prevent an acquisition that the Board determines is not in the best interests of the Company and our shareholders.
Rights of our existing and future preferred shareholders may dilute the voting power or reduce the value of our common shares.
In connection with the closing of the AM USA Transaction, we issued 583,273 shares of Series B Preferred Stock to ArcelorMittal North America Holdings LLC, the selling shareholder named in this prospectus supplement. The Series B Preferred Stock ranks senior to the common shares with respect to dividend rights and rights on the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of, and certain bankruptcy events involving, the Company. In addition, as described under “Description of Capital Stock—Preferred Stock—Series B Participating Redeemable Preferred Stock,” the terms of the Series B Preferred Stock contain provisions that could delay, defer or prevent an acquisition of the Company, even if the offer may be considered beneficial by some shareholders, or could discourage bids for our common shares at a premium to the market price. Further, we have the option to issue common shares in connection with the settlement of any optional redemption of the Series B Preferred Stock. Any of the foregoing provisions of the Series B Preferred Stock could have a material adverse effect on the market price for our common shares and the value of your investment.
Our articles of incorporation authorize the Board to issue, without the approval of our shareholders, one or more classes or series of preferred shares in addition to the Series B Preferred Stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common shares respecting dividends and voting rights, as the Board generally may determine. The terms of one or more future classes or series of preferred shares could dilute the voting power or reduce the value of our common shares. For example, the Board could grant holders of preferred shares the right to veto specified transactions on the happening of specified events. Similarly, the repurchase or redemption rights or liquidation preferences the Board could assign to holders of preferred shares could affect the residual value of the common shares.
Holders of our common shares may not receive dividends on their common shares.
We are not required to declare cash dividends on our common shares and, in April 2020, we announced the suspension of future dividends. Holders of our common shares are entitled to receive only such dividends as our Board may from time to time declare out of funds legally available for such payments. We are incorporated in Ohio and governed by the Ohio General Corporation Law, which allows a corporation to pay dividends, in general, in an amount that cannot exceed its surplus, as determined under Ohio law. Our ability to pay dividends will be subject to our future earnings, capital requirements and financial condition, as well as our compliance with covenants and financial ratios related to existing or future indebtedness, business prospects and other factors that our Board may deem relevant. Additionally, our ABL Facility contains, and agreements governing any of our future debt may contain, covenants and other restrictions that, in certain circumstances, could limit the level of dividends that we are able to pay on our common shares.
Economic and Market Risks
The ongoing COVID-19 pandemic has had, and is expected to continue to have, an adverse impact on our businesses.
The ongoing COVID-19 pandemic is continuing to impact countries, communities, supply chains and markets. Responses by individuals, governments and businesses to the COVID-19 pandemic and efforts to reduce its spread, including quarantines, travel restrictions, business closures, and mandatory stay-at-home or work-from-home orders, have led to significant disruptions to overall business and economic activity. While vaccines are now being manufactured and distributed, it is currently unknown when or whether the economy will return to pre-pandemic levels of consumer and business activity.
During 2020, the COVID-19 pandemic adversely affected our businesses by temporarily curtailing certain of our end markets. In particular, the automotive industry, which we rely on directly and indirectly for a significant amount of our sales, was severely disrupted during the first half of 2020. The slowdown in the automotive industry led, in turn, to disruptions to our operations. For example, although our steel and mining operations are considered “essential” by the states in which we operate, certain of our mining and production facilities were idled for various periods during 2020 in response to the decrease in customer demand. While we were able to resume operations at many of these facilities later in 2020, we cannot predict whether any other production facilities or mines will experience disruptions in the future as a result of adverse impacts of the COVID-19 pandemic.
In addition, the COVID-19 pandemic has heightened the risk that a significant portion of our workforce and on-site contractors will suffer illness or otherwise be unable to perform their ordinary work functions. While we instituted remote work policies where practical across our footprint, the safe and responsible operation of our production facilities often requires that workers be on-site. Accordingly, during 2020, we experienced direct and indirect workforce impacts from COVID-19 at many of our operations. We also may need to reduce our workforce as a result of declines in our business caused by the COVID-19 pandemic, and there can be no assurance that we will be able to rehire our workforce once our business has recovered. We may also experience supply chain disruptions or operational issues with our vendors, as our suppliers and contractors face similar challenges related to the COVID-19 pandemic.
Because the impact of the COVID-19 pandemic continues to evolve, we cannot predict the full extent to which our businesses, results of operations, financial condition or liquidity will ultimately be impacted. To the extent the COVID-19 pandemic adversely affects our businesses, it may also have the effect of exacerbating many of the other risks described in this “Risk Factors” section, any of which could have a material adverse effect on us.
The volatility of commodity prices, including steel and iron ore, affects our ability to generate revenue, maintain stable cash flows and fund our operations, including growth and expansion projects.
Our profitability is dependent upon the prices of the steel and iron ore products that we sell to our customers and the prices of the products our customers sell. As an integrated producer of steel and iron ore, we experience direct impacts of steel price fluctuations through customer sales, as well as direct and indirect impacts of iron ore price fluctuations through third-party sales and internal consumption. The prices of steel and iron ore have fluctuated significantly in the past and are affected by factors beyond our control, including: international demand for raw materials used in steel production; rates of global economic growth, especially construction and infrastructure activity that requires significant amounts of steel; changes in the levels of economic activity in the U.S., China, India, Europe and other industrialized or developing economies; changes in China’s emissions policies and environmental compliance enforcement practices; changes in the production capacity, production rate and inventory levels of other steel producers and iron ore suppliers; changes in trade laws; volumes of unfairly traded imports; imposition or termination of duties, tariffs, import and export controls and other trade barriers impacting the steel and iron ore markets; weather-related disruptions, infectious disease outbreaks, such as the COVID-19 pandemic, or natural disasters that may impact the global supply of steel or iron ore; and the proximity, capacity and cost of infrastructure and transportation.
Our earnings, therefore, may fluctuate with the prices of the products we sell and of the products our customers sell. To the extent that the prices of steel and iron ore, including the hot-rolled coil steel price, coated and other specialty steel prices, the Platts 62% Price, the Atlantic Basin pellet premium and Platts international indexed freight rates, significantly decline for an extended period of time, whether due to the COVID-19 pandemic or otherwise, we may have to further revise our operating plans, including curtailing production, reducing operating costs and capital expenditures, and discontinuing certain exploration and development programs. We also may have to take impairments on our goodwill, intangible assets, long-lived assets and/or inventory. Sustained lower prices also could cause us to further reduce existing mineral reserves if certain reserves no longer can be economically mined or processed at prevailing prices. We may be unable to decrease our costs in an amount sufficient to offset reductions in revenues and may incur losses. These events could have a material adverse effect on us.
We sell a significant portion of our steel products to the automotive market and fluctuations or changes in the automotive market could adversely affect our business operations and financial performance.
In 2020, approximately 40% of AK Steel’s and ArcelorMittal USA’s combined sales were to the automotive market. Beyond these direct sales to the automotive industry, we make additional sales to distributors and converters, which may ultimately resell some of that volume to the automotive market. In addition to the size of our exposure to the automotive industry, we face risks arising from our relative concentration of sales to certain specific automotive manufacturers, including several significant customers that idled certain automotive production facilities in 2020 in response to the COVID-19 pandemic. In addition, automotive production and sales are cyclical and sensitive to general economic conditions and other factors, including interest rates, consumer credit, and consumer spending and preferences, as well as the current COVID-19 pandemic. If automotive production and sales decline, our sales and shipments to the automotive market are likely to decline in a corresponding manner. Adverse impacts that we may sustain as a result include, without limitation, lower margins because of the need to sell our steel to less profitable customers and markets, higher fixed costs from lower steel production if we are unable to sell the same amount of steel to other customers and markets, and lower sales, shipments, pricing and margins generally as our competitors face similar challenges and compete vigorously in other markets that we serve. These adverse impacts would negatively affect our sales, financial results and cash flows. Additionally, the trend toward lightweighting in the automotive industry, which requires lighter gauges of steel at higher strengths, could result in lower steel volumes required by that industry over time.
Moreover, despite our newly acquired position as the largest flat-rolled steel producer in North America, competition for automotive business has intensified in recent years, as steel producers and companies producing alternative materials have focused their efforts on capturing and/or expanding their market share of automotive business because of less favorable conditions in other markets for steel and other metals, including commodity products and steel for use in the oil and gas markets. As a result, the potential exists that we may lose market share to existing or new entrants or that automotive manufacturers will take advantage of the intense competition among potential suppliers during annual contract renewal negotiations to pressure our pricing and margins in order to maintain or expand our market share with them, which could negatively affect our sales, financial results and cash flows.
Global steelmaking overcapacity, steel imports and oversupply of iron ore could lead to lower or more volatile global steel and iron ore prices, impacting our profitability.
Significant global steel capacity and new or expanded production capacity in North America in recent years has caused and continues to cause capacity to exceed demand globally, as well as in our primary markets in North America. Although certain of our U.S. competitors temporarily shut down production capacity during the COVID-19 pandemic, a restart of previously idled capacity and the development of new capacity by our U.S. competitors has occurred in recent months and may occur in the future in connection with any economic recovery following the COVID-19 pandemic. In addition, foreign competitors have substantially increased their steel production capacity in the last few years and in some instances appear to have targeted the U.S. market for imports. Also, some foreign economies, such as China, have slowed relative to recent historical norms, resulting in an increased volume of steel products that cannot be consumed by industries in those foreign steel producers’ own countries. The risk of even greater levels of imports may continue, depending upon foreign market and economic conditions, changes in trade agreements and treaties, laws, regulations or government policies affecting trade, the value of the U.S. dollar relative to other currencies and other variables beyond our control. A significant further increase in domestic steel capacity or foreign imports could adversely affect our sales, financial results and cash flows. In addition, recent increases in the market prices of iron ore products could cause new producers to enter the market or existing producers to expand productive capacity. Excess iron ore supply combined with reduced global steel demand, including in China, could lead to lower iron ore prices, which would typically contribute to lower steel prices, as iron ore is a principal steelmaking raw material. Downward pressure on iron ore and/or steel prices could have an adverse effect on our results of operations, financial condition and profitability.
Severe financial hardship or bankruptcy of one or more of our major customers or key suppliers could adversely affect our business operations and financial performance.
Sales and operations of a majority of our customers are sensitive to general economic conditions, especially, with respect to our steel customers, as they affect the North American automotive, housing, construction, appliance, energy and other industries. Some of our customers are highly leveraged. If there is a significant weakening of current economic conditions, whether because of operational, cyclical or other issues, including the COVID-19 pandemic, it could impact significantly the creditworthiness of our customers and lead to other financial difficulties or even bankruptcy filings by our customers. Failure to receive payment from our customers for products that we have delivered could adversely affect our results of operations, financial condition and liquidity. The concentration of customers in a specific industry, such as the automotive industry, may increase our risk because of the likelihood that circumstances may affect multiple customers at the same time. For example, during the first half of 2020, the automotive industry was significantly disrupted by the COVID-19 pandemic, which concurrently adversely impacted multiple customers. Such events could cause us to experience lost sales or losses associated with the potential inability to collect all outstanding accounts receivable and reduced liquidity. Similarly, if our key suppliers face financial hardship or need to operate in bankruptcy, such suppliers could experience operational disruption or even face liquidation, which could result in our inability to secure replacement raw materials on a timely basis, or at all, or cause us to incur increased costs to do so. Such events could adversely impact our operations, financial results and cash flows.
Regulatory Risks
U.S. government actions on trade agreements and treaties, laws, regulations or policies affecting trade could lead to lower or more volatile global steel or iron ore prices, impacting our profitability.
In recent years, the U.S. government has altered its approach to international trade policy, both generally and with respect to matters directly and indirectly affecting the steel industry, including by undertaking certain unilateral actions affecting trade, renegotiating existing bilateral or multilateral trade agreements, and entering into new agreements or treaties with foreign countries. For example, in March 2018, the U.S. government issued a proclamation pursuant to Section 232 imposing a 25% tariff on imported steel that was being unfairly traded by certain foreign competitors at artificially low prices. In retaliation against the Section 232 tariffs, the European Union subsequently imposed its own tariffs against certain steel products and other goods imported from the U.S. Moreover, in light of the U.S. government leadership changes resulting from the November 2020 federal congressional and presidential elections, it is currently uncertain what changes, if any, the U.S. government may make to its recent tariff and trade policies and priorities. If, for example, the Section 232 tariffs are removed or substantially lessened, whether through legal challenge, legislation, executive action or otherwise, imports of foreign steel would likely increase and steel prices in the U.S. would likely fall, which could materially adversely affect our sales, financial results and cash flows.
In addition, during 2020, the USMCA was implemented among the U.S., Mexico and Canada in place of the North American Free Trade Agreement. Because all of our steel manufacturing facilities are located in North America and one of our principal markets is automotive manufacturing in North America, we believe that the USMCA has the potential to positively impact our business by incentivizing automakers and other manufacturers to increase manufacturing production in North America and to use North American steel. However, it is difficult to predict the short- and long-term implications of changes in trade policy and, therefore, whether the USMCA or other new or renegotiated trade agreements, treaties, laws, regulations or policies that may be implemented in connection with the recent U.S. government leadership changes, or otherwise, will have a beneficial or detrimental impact on our business and our customers’ and suppliers’ businesses. Adverse effects could occur directly from a disruption to trade and commercial transactions and/or indirectly by adversely affecting the U.S. economy or certain sectors of the economy, impacting demand for our customers’ products and, in turn, negatively affecting demand for our products. Important links of the supply chain for some of our key customers, including automotive manufacturers, could be negatively impacted by the USMCA or other new or renegotiated trade agreements, treaties, laws, regulations or policies. Any of these actions and their direct and indirect impacts could materially adversely affect our sales, financial results and cash flows.
Although we may currently benefit from certain antidumping and countervailing duty orders, any such relief is subject to periodic reviews and challenges, which can result in revocation of the orders or reduction of the duties. In addition, previously granted and future petitions for trade relief may not be successful or fully effective at preventing harm. Even if received, it is uncertain if any relief will be continued in the future or will be adequate to counteract completely the harmful effects of unfairly traded imports.
We are subject to extensive governmental regulation, which imposes, and will continue to impose, potential significant costs and liabilities on us. Future laws and regulations or the manner in which they are interpreted and enforced could increase these costs and liabilities or limit our ability to produce our raw materials and products.
New laws or regulations, or changes in existing laws or regulations, including the response of federal, state, local and foreign governments to the COVID-19 pandemic or arising out of the changes in U.S. government leadership resulting from the November 2020 elections, or the manner of their interpretation or enforcement, could increase our cost of doing business and restrict our ability to operate our businesses or execute our strategies. This includes, among other things, changes in the interpretation of U.S. Mine Safety and Health Administration regulations, such as workplace exam rules or safety around mobile equipment, reevaluation of the National Ambient

Air Quality Standards, or NAAQS, such as revised nitrogen dioxide, sulfur dioxide, lead, ozone and particulate matter criteria, changes in the interpretation of U.S. Occupational Safety and Health Administration regulations, such as standards for occupational exposure to noise, certain chemicals or hazardous substances and infectious diseases, and the possible taxation under U.S. law of certain income from foreign operations.
In addition, we and our operations are subject to various international, foreign, federal, state, provincial and local laws and regulations relating to protection of the environment and human health and safety, including those relating to air quality, water pollution, plant, wetlands, natural resources and wildlife protection (including endangered or threatened species), reclamation, remediation and restoration of properties and related surety bonds or other financial assurances, land use, the discharge of materials into the environment, the effects that industrial operations and mining have on groundwater quality, conductivity and availability, the management of electrical equipment containing polychlorinated biphenyls, and other related matters. Compliance with numerous governmental permits and approvals is required for our operations. We cannot be certain that we have been or will be at all times in complete compliance with such laws, regulations, permits and approvals. If we violate or fail to comply with these laws, regulations, permits or approvals, we could be fined, required to cease operations, subject to criminal or civil liability or otherwise sanctioned by regulators. In particular, federal or state regulatory agencies have the authority, under certain circumstances following significant health and safety incidents, such as fatalities, to order a mine to be temporarily or permanently closed. If this occurred, we may be required to incur capital expenditures to reopen the mine. Compliance with the complex and extensive laws and regulations to which we are subject imposes substantial costs on us, which could increase over time because of heightened regulatory oversight, adoption of more stringent environmental, health and safety standards and greater demand for remediation services leading to shortages of equipment, supplies and labor, as well as other factors.
Specifically, there are several notable proposed or recently enacted rulemakings or activities to which we would be subject or that would further regulate and/or tax us and our customers, which may also require us or our customers to reduce or otherwise change operations significantly or incur significant additional costs, depending on their ultimate outcome. These emerging or recently enacted rules, regulations and policy guidance include, but are not limited to: governmental regulations imposed in response to the COVID-19 pandemic; trade regulations, such as the USMCA and/or other trade agreements, treaties or policies; tariffs, such as the 25% tariff on imported steel imposed under Section 232; Minnesota’s potential revisions to the sulfate wild rice water quality standard; evolving water quality standards for selenium and conductivity; scope of the Clean Water Act and the definition of “Waters of the United States”; Minnesota’s Mercury Total Maximum Daily Load and associated rules governing mercury air emission reductions; Climate Change and Greenhouse Gas Regulation; Regional Haze Federal Implementation Plan Rule; nitrogen dioxide and sulfur dioxide NAAQS; and increased administrative and legislative initiatives related to financial assurance obligations for mining and reclamation obligations under the Comprehensive Environmental Response, Compensation and Liability Act of 1980. In addition, the Biden administration has indicated via executive orders and in campaign statements that it will propose more stringent environmental regulation, in particular related to climate change. Any new or more stringent legislation, regulations, rules, interpretations or orders, when enacted and enforced, could have a material adverse effect on our business, results of operations, financial condition or profitability.
Our operations may be impacted by the recent enactment, and ongoing consideration, of significant federal and state laws and regulations relating to certain mine-related issues, such as the stability of tailings basins, mine drainage, dredging and fill activities, reclamation and safety in underground mines. With respect to underground mines, for example, these laws and regulations include requirements for constructing and maintaining caches for the storage of additional self-contained self-rescuers throughout underground mines; installing rescue chambers in underground mines; continuous tracking of and communication with personnel in the mines; installing cable lifelines from the mine portal to all sections of the mine to assist in emergency escape; submission and approval of emergency response plans; and additional safety training. Additionally, there are requirements for the prompt reporting of accidents and increased fines and penalties for violations of these and existing regulations. These laws and regulations may cause us to incur substantial additional costs.
Additionally, our operations are subject to the risks of doing business abroad and we must comply with complex foreign and U.S. laws and regulations, which may include, but are not limited to, the Foreign Corrupt

Practices Act and other anti-bribery laws, regulations related to import/export and trade controls, the European Union’s General Data Protection Regulation and other U.S. and foreign privacy regulations, and transportation and logistics regulations. These laws and regulations may increase our costs of doing business in international jurisdictions and expose our operations and our employees to elevated risk. We require our employees, contractors and agents to comply with these and all other applicable laws and regulations, but failure to do so could result in possible administrative, civil or criminal liability and reputational harm to us and our employees. We may also be indirectly affected through regulatory changes that impact our customers, which in turn could reduce the quantity of our products they demand or the prices for our products they are willing to pay. Regulatory changes that impact our suppliers could decrease the supply of products or availability of services they sell to us or could increase the price they demand for products or services they sell to us.
Our operations inadvertently may impact the environment or cause exposure to hazardous substances, which could result in material liabilities to us.
Our operations currently use, and have in the past used, hazardous materials, and, from time to time, we have generated solid and hazardous waste. We have been, and may in the future be, subject to claims under international, foreign, federal, state, provincial and local laws and regulations for toxic torts, natural resource damages and other damages as well as for the investigation and clean-up of soil, surface water, sediments, groundwater and other natural resources and reclamation of properties. Such claims for damages and reclamation may arise out of current or former conditions at sites that we or our acquired companies currently own, lease or operate, as well as sites that we or our acquired companies formerly owned, leased or operated, and at contaminated sites that are or have been owned, leased or operated by our joint venture partners. We may also have liability for contamination at third-party sites where we have sent hazardous wastes. Our liability for these claims may be strict and/or joint and several, such that we may be held responsible for more than our share of the contamination or other damages, or even for entire claims regardless of fault. We are currently subject to potential liabilities relating to investigation and remediation activities at certain sites. In addition to sites currently owned, leased or operated, these include sites where we formerly conducted raw material processing or other operations, inactive sites that we currently own, formerly owned predecessor sites, acquired sites, leased land sites and third-party waste disposal sites. We may be named as a potentially responsible party at other sites in the future and we cannot be certain that the costs associated with these additional sites will not exceed any reserves we have established or otherwise be material.
We also are subject to claims asserting bodily injuries arising from alleged exposure to hazardous substances. For example, certain of our subsidiaries have been named in a number of lawsuits claiming exposure to asbestos, many of which have been dismissed and/or settled for non-material amounts. It is likely that similar types of claims will continue to be filed in the future.
We may be unable to obtain, maintain, renew or comply with permits necessary for our operations or be required to provide additional financial assurance, which could reduce our production, cash flows, profitability and available liquidity.
We must obtain, maintain and comply with numerous permits that require approval of operational plans and impose strict conditions on various environmental, health and safety matters in connection with our steel production and processing and mining and other operations. These include permits issued by various federal, state, provincial, foreign and local agencies and regulatory bodies. The permitting rules are complex and may change over time, making our ability to comply with the applicable requirements more difficult or impractical and costly, possibly precluding the continuance of ongoing operations or the development of future operations. Interpretations of rules may also change over time and may lead to requirements, such as additional financial assurance, making it costlier to comply. For example, heightened levels of regulatory oversight with respect to our coal operations acquired as part of the AM USA Transaction could impact, delay or disrupt our ability to obtain new or renewed permits or modifications to existing permits.
In addition, the public, including special interest groups and individuals, have certain rights under various statutes to comment upon, submit objections to, and otherwise engage in the permitting process, including bringing citizens’ lawsuits to challenge such permits or activities. Accordingly, required permits may not be issued or renewed in a timely fashion (or at all), or permits issued or renewed may include conditions that we cannot meet or otherwise be conditioned in ways that may restrict our ability to conduct our production and mining activities efficiently or include requirements for additional financial assurances that we may not be able to provide on commercially reasonable terms (or at all), which could reduce available borrowing capacity under our ABL Facility. Such conditions, restrictions or requirements could reduce our production, cash flows, profitability or liquidity.
Financial Risks
Our existing and future indebtedness may limit cash flow available to invest in the ongoing needs of our businesses, which could prevent us from fulfilling our obligations under our senior notes, ABL Facility and other debt, and we may be forced to take other actions to satisfy our obligations under our debt, which may not be successful.
As of September 30, 2020, on a pro forma as adjusted basis after giving effect to (i) the Acquisitions, including our borrowing of $693.0 million under our ABL Facility as partial funding of the AM USA Transaction, (ii) our borrowing of an additional $595.0 million under our ABL Facility since September 30, 2020 in connection with the termination of ArcelorMittal USA's accounts receivable factoring arrangement and acquisition-related costs, (iii) open market purchases of approximately $24 million aggregate principal amount of senior notes that occurred in the fourth quarter of 2020, (iv) the Proposed Debt Issuance and (v) the use of the net proceeds from this offering and the Proposed Debt Issuance, we would have had $5,313.3 million of long-term debt outstanding, $2,700.8 million of which would have been secured (excluding $275.0 million of outstanding letters of credit and $245.3 million of finance leases), and $183.1 million of cash on our balance sheet. On December 9, 2020, in connection with the consummation of the AM USA Transaction, we amended our ABL Facility to, among other things, increase the tranche A revolver commitments available under the ABL Facility by an additional $1.5 billion. After giving effect to this amendment, the aggregate principal amount of tranche A revolver commitments under our ABL Facility is $3.35 billion, and the aggregate principal amount of tranche B revolver commitments under our ABL Facility remains at $150 million. On a pro forma basis, after giving effect to the Acquisitions, including the additional borrowing in connection with the working capital deficiency of ArcelorMittal USA at the closing of the AM USA Transaction, $1.7 billion was outstanding under our ABL Facility, and the principal amount of letters of credit obligations and other commitments totaled $275 million. On a pro forma basis, after giving effect to the Acquisitions, including the additional borrowing in connection with the working capital deficiency of ArcelorMittal USA at the closing of the AM USA Transaction, we would have had approximately $3.8 billion of secured indebtedness and $1.5 billion of availability under the ABL Facility based on a maximum borrowing base capacity of $3.5 billion, all of which would be secured indebtedness if drawn, as of September 30, 2020.
We dedicate a portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund capital expenditures, acquisitions or strategic development initiatives, and other general corporate purposes. Our ability to make scheduled payments on or to refinance our debt obligations depends on our ability to generate cash in the future and our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control, including the impact of the COVID-19 pandemic. There can be no assurance that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our debt. In addition, any failure to comply with covenants in the instruments governing our debt could result in an event of default that, if not cured or waived, would have a material adverse effect on us.
Our level of indebtedness could have further consequences, including, but not limited to, increasing our vulnerability to adverse economic or industry conditions, placing us at a competitive disadvantage compared to other businesses in the industries in which we operate that are not as leveraged and that may be better positioned to withstand economic downturns, limiting our flexibility to plan for, or react to, changes in our businesses and the industries in which we operate, and requiring us to refinance all or a portion of our existing debt. We may not be able to refinance on commercially reasonable terms or at all, and any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, making it more difficult to obtain surety bonds, letters of credit or other financial assurances that may be demanded by our vendors or regulatory agencies, particularly during periods in which credit markets are weak.

A portion of our borrowing capacity and outstanding indebtedness bears interest at a variable rate based on LIBOR. There is considerable uncertainty regarding the publication of LIBOR beyond 2021. The uncertainty regarding the future of LIBOR, as well as the transition from LIBOR to another benchmark rate or rates, could have adverse impacts on our outstanding debt that currently uses LIBOR as a benchmark rate and, in turn, could adversely affect our financial condition and results of operations.
If we are unable to service our debt obligations, we could face substantial liquidity problems and we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital, including additional secured or unsecured debt, or restructure or refinance our debt, and we may be unable to continue as a going concern. We may be unable to consummate any proposed asset sales or recover the carrying value of these assets, and any proceeds may not be adequate to meet any debt service obligations then due. Any of these examples potentially could have a material adverse impact on our results of operations, profitability, shareholders’ equity and capital structure.
Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and the market price of our securities.
Credit rating agencies could downgrade our ratings due to various developments, including matters arising out of the Acquisitions, incurring additional indebtedness and other factors specific to our businesses, a prolonged cyclical downturn in the steel and mining industries, whether due to the COVID-19 pandemic or otherwise, or macroeconomic trends (such as global or regional recessions), and trends in credit and capital markets more generally. Any decline in our credit ratings may result in an increase to our cost of future financing or limit our access to the capital markets, which could harm our financial condition, hinder our ability to refinance existing indebtedness on acceptable terms, or have an adverse effect on the market price of our securities and the terms under which we purchase goods and services.
Our actual operating results may differ significantly from our guidance.
From time to time, we release guidance, including that set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Outlook” in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, regarding our future performance. This guidance, which consists of forward-looking statements, is prepared by our management and is qualified by, and subject to, the assumptions and the other information included in or incorporated by reference into this prospectus supplement and included in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, as well as the factors described under “Disclosure Regarding Forward-Looking Statements” in this prospectus supplement. Our guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our independent registered public accounting firm nor any other independent or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto.
Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. The principal reason that we release such data is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such third parties.
Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, our guidance is only an estimate of what management believes is realizable as of the date of release. Actual results will vary from the guidance. Investors should also recognize that the reliability of any forecasted financial data diminishes the further in the future that the data are forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in, or incorporated by reference into, this prospectus supplement could result in actual operating results being different than the guidance, and such differences may be adverse and material.
Our assets as of September 30, 2020 include a deferred tax asset, the full value of which we may not be able to realize.
We recognize deferred tax assets and liabilities based on differences between the financial statement carrying amounts and the tax basis of assets and liabilities. At September 30, 2020, on a pro forma basis after giving effect to the Acquisitions, the net deferred tax asset would have been $522.5 million, primarily related to U.S. net operating loss carryforwards. We regularly review our deferred tax assets for recoverability based on our history of earnings, expectations for future earnings and expected timing of reversals of temporary differences. Realization of deferred tax assets ultimately depends on the existence of sufficient taxable income. We believe the pro forma net deferred tax asset at September 30, 2020 is fully realizable based on our expected future earnings. However, our assumptions and estimates are inherently subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control and some of which may change. As a result, we could ultimately lose a portion of our deferred tax asset related to net operating loss carryforwards due to expiration, which could have a material adverse effect on our results of operations and cash flows.
Operational Risks
We face significant risks relating to our recent acquisitions of the AK Steel and ArcelorMittal USA businesses.
During 2020, we completed both the AK Steel Merger and the AM USA Transaction. These recent transformative acquisitions involve a number of significant risks and uncertainties that may adversely affect us, including the following:
•inability to realize anticipated synergies or other expected benefits or cost savings;
•additional debt incurred or assumed in connection with the acquisitions could limit our financial flexibility, including our ability to acquire additional assets and make further strategic investments in the future;
•diversion of financial resources to the new operations or acquired businesses;
•assumption of substantial additional environmental exposures, commitments, contingencies and remediation and reclamation projects;
•liabilities for acquired pension and OPEB obligations, which could require us to make significant cash expenditures and funding contributions in excess of current estimates and contribution rates;
•impairment of recorded tangible and intangible asset values, including goodwill, could result in material non-cash charges to our results of operations in the future;
•failure to successfully integrate acquired systems, business processes, policies and procedures;
•exposure to unknown liabilities and unforeseen costs that were not discovered during due diligence;
•loss of human capital resources and support services historically provided by ArcelorMittal S.A. and potential failure of ArcelorMittal S.A. or its affiliates to perform under various contracts entered into in connection with the AM USA Transaction, including the intellectual property license agreement, slab supply agreement and transition services agreement, which could adversely impact our integration of the ArcelorMittal USA operations;
•potential loss of key employees, suppliers or customers; and
•other challenges associated with managing the larger, more complex and integrated combined businesses.

If one or more of these risks and uncertainties were to materialize, we could experience reduced sales, higher costs, lower profitability and other adverse impacts to our operations and businesses.
In addition, in connection with the closing of the AM USA Transaction, we issued approximately 78 million of our common shares to ArcelorMittal North America Holdings LLC, an indirect, wholly-owned subsidiary of ArcelorMittal S.A. and the selling shareholder in this offering, equating to approximately 16.4% of our then-outstanding common shares. There can be no assurance that the selling shareholder will successfully sell all of its common shares it is offering hereby, and as a result, ArcelorMittal S.A., by virtue of its indirect ownership of the selling shareholder, could continue to beneficially own a significant amount of our outstanding common shares following this offering. Although ArcelorMittal S.A. and its affiliates are subject to certain restrictions and requirements under the Investor Rights Agreement with respect to its ownership and voting of our common shares, at such a level of beneficial ownership, ArcelorMittal S.A. may be able to exert influence over us and actions requiring the approval of our common shareholders.
We also issued 583,273 shares of Series B Preferred Stock to ArcelorMittal North America Holdings LLC in connection with the closing of the AM USA Transaction. Pursuant to the terms of the Series B Preferred Stock, from and after the 24-month anniversary of the issue date of the Series B Preferred Stock, or the 24-Month Anniversary, each holder of a share of Series B Preferred Stock is entitled to receive cash dividends, or the Additional Dividends, that will accrue and compound at a significant rate.
Although the Series B Preferred Stock is redeemable at the Company’s option 180 days after the issue date, the indenture that will govern the notes and the agreements governing our other debt may restrict us from paying the redemption price at any given time. If we are unable to redeem the Series B Preferred Stock prior to the 24-Month Anniversary and we become obligated to pay the Additional Dividends, we may be required to divert financial resources from our operations or borrow additional debt in order to satisfy such obligations, which could have a material adverse effect on our business, financial condition and results of operations.
We have limited ability to control our joint venture operations, rely on our joint venture partners to meet their payment obligations, and are subject to risks involving the acts or omissions of our joint venture partners.
As part of the AM USA Transaction, we acquired ArcelorMittal USA’s interest in Hibbing Taconite Company, or Hibbing, and again became the manager of Hibbing, which we co-own with U.S. Steel. In our steel business, we are party to various joint venture arrangements primarily related to downstream steel processing operations. Due to shared ownership, we have limited ability to control our joint venture operations, and we cannot control the actions of our joint venture partners. Accordingly, we rely on our joint venture partners to make their required capital contributions and to pay for their share of joint venture obligations. If our joint venture partners experience financial hardship or fail to perform their obligations, we may be required to assume additional material obligations to minimize operational disruption or as part of a liquidation, including significant capital contributions, costs of environmental remediation, and pension and OPEB obligations.
Our operating expenses could increase significantly if the price of raw materials, electrical power, fuel or other energy sources increases.
Our operations require significant use of energy and raw materials. Energy expenses are sensitive to changes in electricity, energy transportation and fuel prices, including diesel fuel and natural gas. Although we are self-sufficient in iron ore, other raw materials or production inputs where we are wholly or partially dependent on third-party suppliers include industrial gases, graphite electrodes, scrap, chrome, zinc, coke and coal. Prices for electricity, natural gas, fuel oils and raw materials can fluctuate widely with availability and demand levels from other users, including fluctuations caused by the impact of the COVID-19 pandemic. During periods of peak usage, although some operations have contractual arrangements in place whereby they receive certain offsetting payments in exchange for electricity load reduction, supplies of energy and raw materials in general may be curtailed and we may not be able to purchase them at historical rates. A disruption in the transmission of energy, inadequate energy transmission infrastructure, or the termination of any of our energy supply contracts could interrupt our energy supply and adversely affect our operations. While we have some long-term contracts with electrical, natural gas and raw material suppliers, we are exposed to fluctuations in energy, natural gas and raw material costs that can affect our production costs. As an example, our DRI production plant is subject to changes in the market price of natural gas, which is a key input in the direct reduction of iron ore pellets to produce DRI. We enter into many market-based pricing supply contracts for electricity, natural gas and diesel fuel for use in our operations. Those contracts expose us to price increases in energy costs, which could cause our profitability to decrease significantly. In addition, U.S. public utilities may impose rate increases and pass through additional capital and operating cost increases to their customers related to new or pending U.S. environmental regulations or other charges that may require significant capital investment and use of cleaner fuels in the future. In particular, the recent decision of the U.S. Court of Appeals for the District of Columbia vacating and remanding the Affordable Clean Energy Rule, as well as recent executive orders from President Biden regarding the environment and climate change, indicate that new or revised regulations under a Biden administration could result in rate increases from U.S. utilities.
The majority of our steel shipments are sold under contracts that do not allow us to pass through all increases in raw materials, supplies and energy costs. Some of our steel shipments to contract customers include variable-pricing mechanisms allowing us to adjust the total sales price based on changes in specified raw materials, supplies and energy costs. Those adjustments, however, rarely reflect all of our underlying raw materials, supplies and energy cost changes. The scope of the adjustment may also be limited by the terms of the negotiated language, including limitations on when the adjustment occurs. Our need to consume existing inventories may also delay the impact of a change in prices of raw materials or supplies. Significant changes in raw material costs may also increase the potential for inventory value write-downs in the event of a reduction in selling prices and our inability to realize the cost of the inventory.
Steelmaking facility or mine closures entail substantial costs. If our assumptions underlying our accruals for closure costs prove to be inaccurate, or we prematurely close one or more of our facilities or mines, our results of operations and financial condition would likely be adversely affected.
If faced with overcapacity in the market or other adverse conditions, including as a result of the COVID-19 pandemic, we may seek to rationalize assets through asset sales, temporary shutdowns, indefinite idles or facility closures. If we indefinitely idle or permanently close any of our facilities or mines, our production and revenues would be reduced unless we were able to increase production at our other facilities or mines in an offsetting amount, which may not be possible, and could result in customers responding negatively by taking current or future business away from us if we seek to transition production to a different facility. Alternatively, we could fail to meet customer specifications at the facilities to which products are transitioned, resulting in customer dissatisfaction or claims.
The closure of a steelmaking facility or mining operation involves significant closure costs, including reclamation and other environmental costs, the costs of terminating long-term obligations, including customer, energy and transportation contracts and equipment leases, and certain accounting charges, including asset impairment and accelerated depreciation. In addition, a permanent steelmaking facility or mine closure could accelerate and significantly increase employment legacy costs, including our expense and funding costs for pension and OPEB obligations and multiemployer pension withdrawal liabilities. A number of employees would be eligible for immediate retirement under special eligibility rules that apply upon a steelmaking facility or mine closure. All employees eligible for immediate retirement under the pension plans at the time of the permanent closure also could be eligible for OPEB, thereby accelerating our obligation to provide these benefits. Certain closures would precipitate a pension closure liability significantly greater than an ongoing operation liability and may trigger certain severance liability obligations.
We base our assumptions regarding the life of our mines on detailed studies we perform from time to time, but those studies and assumptions are subject to uncertainties and estimates that may not be accurate. We recognize the costs of reclaiming open pits, stockpiles, tailings ponds, roads and other mining support areas based on the estimated mining life of our property. If our assumptions underlying our accruals for closure costs, including reclamation and other environmental costs, prove to be inaccurate or insufficient, or our liability in any particular year is greater than currently anticipated, our results of operations and financial condition could be adversely affected. In addition, if we were to significantly reduce the estimated life of any of our mines, the mine closure costs would be applied to a shorter period of production, which would increase costs per ton produced and could adversely affect our results of operations and financial condition.

Our sales and competitive position depend on the ability to transport our products to our customers at competitive rates and in a timely manner.
Disruption of the lake, rail and/or trucking transportation services because of weather-related problems, including ice and winter weather conditions on the Great Lakes or St. Lawrence Seaway, climate change, strikes, lock-outs, driver shortages and other disruptions in the trucking industry, rail network constraints, global or domestic pandemics or epidemics (such as the COVID-19 pandemic) or other infectious disease outbreaks, in each case causing a business disruption, or other events and lack of alternative transportation options could impair our ability to move products internally among our facilities and to supply products to our customers at competitive rates or in a timely manner and, thus, could adversely affect our sales, margins and profitability. Further, reduced dredging and environmental changes, particularly at Great Lakes ports, could impact adversely our ability to move certain of our products because lower water levels restrict the tonnage that vessels can haul, resulting in higher freight rates. Similarly, we depend on third-party transportation services for delivery of raw materials to us, and failures or delays in delivery would have an adverse effect on our ability to maintain steady-state production operations to meet customer obligations.
Natural or man-made disasters, weather conditions, disruption of energy, unanticipated geological conditions, equipment failures, infectious disease outbreaks, and other unexpected events may lead our customers, our suppliers or our facilities to curtail production or shut down operations.
Operating levels within our industry and the industries of our customers and suppliers are subject to unexpected conditions and events that are beyond the industries’ control. Those events, including the occurrence of an infectious disease or illness, such as the COVID-19 pandemic, could cause industry members or their suppliers to curtail production or shut down a portion or all of their operations, which could reduce the demand for our products and adversely affect our sales, margins and profitability. For example, the temporary production shutdowns in the automotive industry during 2020 as a result of the COVID-19 pandemic and associated reduction in demand for our products led to our decision to temporarily idle certain steelmaking facilities and iron ore mines.
Our operating levels are subject to conditions beyond our control that can delay deliveries or increase the cost of production for varying lengths of time. Factors that could cause production disruptions could include adverse weather conditions (for example, extreme winter weather, tornadoes, floods, and the lack of availability of process water due to drought) and natural and man-made disasters, lack of adequate raw materials, energy or other supplies, and infectious disease outbreaks, such as the COVID-19 pandemic. In addition, factors that could adversely impact production and operations at our mining operations include tailings dam failures, pit wall failures, unanticipated geological conditions, including variations in the amount of rock and soil overlying deposits of iron ore and coal, variations in rock and other natural materials, and variations in geologic conditions and processing changes.
Our mining operations, processing facilities, steelmaking and logistics operations depend on critical pieces of equipment. This equipment may, on occasion, be out of service because of unanticipated failures or unplanned outages. In addition, most of our mines and production and processing facilities have been in operation for several decades, and the equipment is aged. In the future, we may experience additional lengthy shutdowns or periods of reduced production because of equipment failures. Further, remediation of any interruption in production capability may require us to make large capital expenditures that could have a negative impact on our profitability and cash flows. Our business interruption insurance would not cover all of the lost revenues associated with equipment failures. Longer-term business disruptions could result in a loss of customers, which could adversely affect our future sales levels and revenues.
Many of our production facilities and mines are dependent on one source for electric power, natural gas, industrial gases and/or certain other raw materials or supplies. A significant interruption in service from our suppliers due to the COVID-19 pandemic, terrorism or sabotage, weather conditions, natural disasters, equipment failure or any other cause could result in substantial losses that may not be fully recoverable, either from our business interruption insurance or responsible third parties.

We incur certain costs when production capacity is idled, as well as increased costs to resume production at previously idled facilities.
Our decisions concerning which facilities to operate and at what production levels are made based in part upon our customers’ orders for products, as well as the quality, performance capabilities and cost of our operations. During depressed market conditions, we may concentrate production at certain facilities and not operate others in response to customer demand, and as a result we may incur idle costs that could offset our anticipated savings from not operating the idled facility. For example, due to reduced demand as a result of the COVID-19 pandemic, certain of our steelmaking facilities and iron ore mines were temporarily idled during portions of 2020 and we continued to incur certain fixed costs at those facilities. We cannot predict whether our operations will experience additional disruptions in the future.
When we restart idled facilities, we incur certain costs to replenish inventories, prepare the previously idled facilities for operation, perform the required repair and maintenance activities, and prepare employees to return to work safely and resume production responsibilities. The amount of any such costs can be material, depending on a variety of factors, such as the period of idle time, necessary repairs and available employees, and is difficult to project.
We may not have adequate insurance coverage for some business risks.
Our operations are generally subject to a number of hazards and risks, which could result in personal injury or damage to, or destruction of, equipment, properties or facilities. The insurance that we maintain to address risks that are typical in our businesses may not provide adequate coverage. Insurance against some risks, such as liabilities for environmental pollution, tailings basin breaches, or certain hazards or interruption of certain business activities, may not be available at an economically reasonable cost, or at all. Even if available, we may self-insure where we determine it is most cost effective to do so. As a result, despite the insurance coverage that we carry, accidents or other negative developments involving our production, mining, processing or transportation activities causing losses in excess of policy limits, or losses arising from events not covered under insurance policies, could have a material adverse effect on our financial condition and cash flows.
A disruption in or failure of our information technology, or IT, systems, including those related to cybersecurity, could adversely affect our business operations and financial performance.
We rely on the accuracy, capacity, integrity and security of our IT systems for the operation of many of our business processes and to comply with regulatory, legal and tax requirements. While we maintain some of our critical IT systems, we are also dependent on third parties to provide important IT services relating to, among other things, operational process technology at our facilities, human resources, electronic communications and certain finance functions. Further, in connection with the acquisitions of AK Steel and ArcelorMittal USA, we inherited certain legacy hardware and software IT systems that can be supported only by a very limited number of specialists in the market, and our increased reliance on these legacy IT systems may increase the risk of IT system disruption or failure, which could adversely affect our operations.
Despite the security measures that we have implemented, including those related to cybersecurity, our IT systems could be breached or damaged by computer viruses, natural or man-made incidents or disasters, or unauthorized physical or electronic access or intrusions. Though we have controls in place, we cannot provide assurance that a cyberattack will not occur. Furthermore, we may have little or no oversight with respect to security measures employed by third-party service providers, which may ultimately prove to be ineffective at countering threats. We may also experience increased risk of IT system failures or cyberattacks as many of our employees continue to work from home as part of our response to the COVID-19 pandemic. In addition, we may experience increased risk of IT system failures or cyberattacks as transitional activities relating to the AK Steel Merger and the AM USA Transaction are in progress, since these activities expose each company to the other’s security vulnerabilities, and because the AK Steel Merger and the AM USA Transaction may attract the attention of potential cyber criminals.

Failures of our IT systems, whether caused maliciously or inadvertently, may result in the disruption of our business processes, or in the unauthorized release of sensitive, confidential, personally identifiable or otherwise protected information, or result in the corruption of data, each of which could adversely affect our businesses. For example, cybersecurity vulnerabilities could result in an interruption of the functionality of our automated manufacturing operating systems, which, if compromised, could cease, threaten, delay or slow down our ability to produce or process steel or any of our other products for the duration of such interruption, which could result in reputational harm and may adversely affect our results of operations, financial condition and cash flows. In addition, any compromise of the security of our IT systems could result in a loss of confidence in our security measures and subject us to litigation, regulatory investigations and negative publicity that could adversely affect our reputation and financial condition. Our customers, suppliers and vendors may also access or store certain of our sensitive information on their IT systems, which, if breached, attacked or accessed by unauthorized persons, could likewise expose our sensitive information and adversely impact our businesses. Furthermore, as cybersecurity threats continue to evolve and become more sophisticated, we may be required to incur significant costs and invest additional resources to protect against and, if required, remediate the damage caused by such disruptions or system failures in the future.
Development and Sustainability Risks
The cost and time to implement a strategic capital project may prove to be greater than originally anticipated.
From time to time, we undertake strategic capital projects, such as our recently-completed DRI production plant, in order to enhance, expand or upgrade our production and mining capabilities or diversify our customer base. Our ability to achieve the anticipated production volumes, revenues or otherwise realize acceptable returns on strategic capital projects that we may undertake is subject to a number of risks, many of which are beyond our control, including a variety of market (such as a volatile pricing environment for our products), operational, permitting and labor-related factors. Further, the cost to implement any given strategic capital project ultimately may prove to be greater and may take more time than originally anticipated. Inability to achieve the anticipated results from the implementation of our strategic capital projects, incurring unanticipated implementation costs or penalties, or the inability to meet contractual obligations could adversely affect our results of operations and future earnings and cash flow generation.
We must continually replace reserves depleted by production. Exploration activities may not result in additional discoveries.
Our ability to replenish mineral reserves is important to our long-term viability. Depleted reserves must be replaced by further delineation of existing mineral bodies or by locating new deposits in order to maintain production levels over the long term. Decisions to defer mine development activities may adversely impact our ability to substantially increase future mineral production. Resource exploration and development are highly speculative in nature. Exploration projects involve many risks, require substantial expenditures and may not result in the discovery of sufficient additional mineral deposits that can be mined economically. Once a mineral body is discovered, it may take several years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish recoverable proven and probable reserves and to construct mining and processing facilities. As a result, there is no assurance that current or future exploration programs will be successful, and there is a risk that depletion of reserves will not be offset by discoveries or acquisitions.
We rely on estimates of our recoverable reserves, which is complex due to geological characteristics of the properties and the number of assumptions made.
We regularly evaluate our iron ore and coal reserves based on revenues and costs and update them as required in accordance with SEC regulations. We anticipate further updating our mining properties disclosure in accordance with the SEC’s Final Rule 13-10570, Modernization of Property Disclosures for Mining Registrants, which became effective February 25, 2019, and which rescinds SEC Industry Guide 7 following a two-year transition period, which means that we will be required to comply with the new rule no later than our fiscal year beginning January 1, 2021.

Estimates of reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, some of which are beyond our control, such as production capacity, effects of regulations by governmental agencies, future prices for iron ore and coal, future industry conditions and operating costs, severance and excise taxes, development costs, and costs of extraction and reclamation. Estimating the quantity and grade of reserves requires us to determine the size, shape and depth of our mineral bodies by analyzing geological data, such as samplings of drill holes. Estimated reserves could be affected by future industry conditions, future changes in the SEC’s mining property disclosure requirements, geological conditions and ongoing mine planning. Actual volume and grade of reserves recovered, production rates, revenues and expenditures with respect to our reserves will likely vary from estimates, and if such variances are material, our sales and profitability could be adversely affected.
Defects in title or loss of any leasehold interests in our mining properties could limit our ability to mine these properties or result in significant unanticipated costs.
Many of our operations are conducted on properties we lease, license or as to which we have easements or other possessory interests. We generally do not maintain title insurance on our properties. A title defect or the loss of any lease, license, easement or other possessory interest for any mining property could adversely affect our ability to mine any associated reserves. In addition, from time to time the rights of third parties for competing uses of adjacent, overlying or underlying lands, such as for roads, easements, public facilities or other mining activities, may affect our ability to operate as planned if our title is not superior or mutually acceptable arrangements cannot be negotiated. Any challenge to our title could delay the exploration and development of some reserves, deposits or surface rights, cause us to incur unanticipated costs, and could ultimately result in the loss of some or all of our interest in those properties. In the event we lose reserves, deposits or surface rights, we may be required to shut down or significantly alter impacted mining operations, thereby affecting future production, revenues and cash flows.
In order to continue to foster growth in our businesses and maintain stability of our earnings, we must maintain our social license to operate with our stakeholders.
Maintaining a strong reputation and consistent operational, environmental and safety track record is vital in order to continue to foster growth and maintain stability in our earnings. As stakeholders’ sustainability expectations increase and regulatory requirements continue to evolve, maintaining our social license to operate becomes increasingly important. Our ability to maintain our reputation and strong operating track record could be threatened, including by challenges relating to the integration of the AK Steel and ArcelorMittal USA businesses or by circumstances outside of our control, such as disasters caused or suffered by other companies in the steel and mining industries. If we are not able to respond effectively to these and other challenges to our social license to operate, our reputation could be damaged significantly. Damage to our reputation could adversely affect our operations and ability to foster growth projects.
Human Capital Risks
Our profitability could be adversely affected if we fail to maintain satisfactory labor relations.
Our production is dependent upon the efforts of our employees. We are party to labor agreements with various labor unions that represent employees at the majority of our operations. Such labor agreements are negotiated periodically, and, therefore, we are subject to the risk that these agreements may not be able to be renewed on reasonably satisfactory terms. It is difficult to predict what issues may arise as part of the collective bargaining process, and whether negotiations concerning these issues will be successful. Due to union activities or other employee actions, we could experience labor disputes, work stoppages or other disruptions in our production that could affect us adversely. We have labor agreements that will expire at five locations in 2021 and sixteen locations in 2022. If we enter into a new labor agreement with any union that significantly increases our labor costs relative to our competitors or fail to come to an agreement upon expiry, our ability to compete or continuity of production may be materially and adversely affected.

We may encounter labor shortages for critical operational positions, which could adversely affect our ability to produce our products.
We are predicting a long-term shortage of skilled workers in heavy industry and in certain highly specialized IT roles, and competition for the available workers limits our ability to attract and retain employees as well as engage third-party contractors. As our experienced employees retire, we may have difficulty replacing them at competitive wages. In addition, the ongoing COVID-19 pandemic has resulted and may continue to result in increased government restrictions and regulation, including quarantines of our personnel and potential inability to access facilities, which has adversely affected and could continue to adversely affect our operations.
Our expenditures for pension and OPEB obligations could be materially higher than we have predicted if our underlying assumptions differ from actual outcomes, there are regulatory changes or our joint venture partners fail to perform their obligations that relate to employee pension plans.
We provide defined benefit pension plans and OPEB to certain eligible union and non-union employees, including our share of expense and funding obligations with respect to our unconsolidated joint ventures. Our pension and OPEB expenses and our required contributions to our pension and OPEB plans are affected directly by the value of plan assets, the projected and actual rate of return on plan assets, and the actuarial assumptions we use to measure our defined benefit pension plan obligations, including the rate at which future obligations are discounted. We cannot predict whether changing market or economic conditions, regulatory changes or other factors will increase our pension and OPEB expenses or our funding obligations, diverting funds we would otherwise apply to other uses.
We have calculated our unfunded pension and OPEB obligations based on a number of assumptions. If our assumptions do not materialize as expected, cash expenditures and costs that we incur could be materially higher. Moreover, we cannot be certain that regulatory changes will not increase our obligations to provide these or additional benefits. These obligations also may increase substantially in the event of adverse medical cost trends or unexpected rates of early retirement, particularly for bargaining unit retirees. In addition, changes in the laws governing pensions could also materially adversely affect our costs and ability to meet our pension obligations.
We also contribute to certain multiemployer pension plans, including the Steelworkers’ Pension Trust, for which we are one of the largest contributing employers. If other contributors were to default on their obligations to contribute to any such plans, we could become liable for additional unfunded contributions to the plans.
In addition, some of the transactions in which we previously sold or otherwise disposed of our non-core assets included provisions transferring certain pension and other liabilities to the purchasers or acquirers of those assets. While we believe that all such transfers were completed properly and are legally binding, if the purchaser fails to fulfill its obligations, we may be at risk that a court, arbitrator or regulatory body could disagree and determine that we remain responsible for pension and other liabilities that we intended to and did transfer.
We depend on our senior management team and other key employees, and the loss of these employees could adversely affect our businesses.
Our success depends in part on our ability to attract, retain, develop and motivate our senior management and key employees. Achieving this objective may be difficult due to a variety of factors, including fluctuations in the global economic and industry conditions, competitors’ hiring practices, cost reduction activities, and the effectiveness of our compensation programs. Competition for qualified personnel can be intense. We must continue to recruit, retain, develop and motivate our senior management and key personnel in order to maintain our business and support our projects. A loss of senior management and key personnel could prevent us from capitalizing on business opportunities, and our operating results could be adversely affected. We are also subject to the risk that the COVID-19 pandemic may impact the health or effectiveness of members of our senior management team or other key employees.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering, after deducting estimated offering expenses that we must pay, will be approximately $321.7 million. If the underwriter exercises its option to purchase additional common shares from us in full, we estimate that our net proceeds will be approximately $466.8 million. We will not receive any proceeds from the sale of common shares by the selling shareholder.
We intend to use the net proceeds to us from this offering, plus cash on hand, to redeem up to approximately $334 million aggregate principal amount of our outstanding 9.875% Cliffs 2025 Secured Notes. We intend to use any net proceeds remaining following such redemption to reduce borrowings under our ABL Facility.
The 9.875% Cliffs 2025 Secured Notes bear interest at a rate of 9.875% per year and mature on October 17, 2025. As of September 30, 2020, approximately $955.2 million aggregate principal amount of 9.875% Cliffs 2025 Secured Notes remained outstanding.
As of September 30, 2020, there was $400.0 million outstanding under the ABL Facility bearing interest at a weighted average of approximately 2.77% per annum. As of February 4, 2021, there was $1.9 billion outstanding under the ABL Facility. The ABL Facility matures upon the earlier of March 13, 2025 or 91 days prior to the maturity of certain of our other material debt.
The underwriter and its affiliates may hold 9.875% Cliffs 2025 Secured Notes and, to the extent such 9.875% Cliffs 2025 Secured Notes are redeemed, may receive a portion of the proceeds of this offering. In addition, an affiliate of the underwriter is a lender under the ABL Facility and, to the extent any net proceeds remain following such redemption, will receive a portion of the net proceeds from this offering. See “Underwriting.”

CAPITALIZATION
The following table sets forth Cliffs’ cash and cash equivalents and consolidated capitalization as of September 30, 2020:
•on an actual basis;
•on a pro forma basis to give effect to (i) the consummation of the AM USA Transaction, including our borrowing of $693.0 million under our ABL Facility as partial funding of the AM USA Transaction; (ii) our borrowing of an additional $595.0 million under our ABL Facility since September 30, 2020 in connection with the termination of ArcelorMittal USA’s accounts receivable factoring arrangement and acquisition-related costs; and (iii) open market purchases of approximately $24 million aggregate principal amount of senior notes that occurred in the fourth quarter of 2020; and
•on a pro forma as adjusted basis to give further effect to (i) this offering, (ii) the Proposed Debt Issuance and (iii) the resulting use of proceeds therefrom.
The information below is illustrative only and could be adjusted based on the actual terms and conditions of this offering and the Proposed Debt Issuance.
The information in this table should be read in conjunction with “Use of Proceeds,” included elsewhere in this prospectus supplement, and our consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, which are incorporated by reference into this prospectus supplement, as well as the other financial information incorporated by reference into this prospectus supplement.

	(In Millions)
	As of September 30, 2020
	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$60.0	$214.9	$183.1
Long-term debt(1):
4.875% Cliffs 2024 Secured Notes	$389.3	$389.3	$—
1.50% Cliffs 2025 Notes	239.6	239.6	239.6
5.75% Cliffs 2025 Notes	389.5	389.5	389.5
6.375% Cliffs 2025 Notes	59.5	59.5	—
9.875% Cliffs 2025 Secured Notes	921.3	921.3	610.3
6.75% Cliffs 2026 Secured Notes	814.6	814.6	814.6
5.875% Cliffs 2027 Notes	532.6	532.6	532.6
7.00% Cliffs 2027 Notes	78.1	65.0	65.0
6.25% Cliffs 2040 Notes	258.1	258.1	258.1
Proposed senior unsecured debt	—	—	983.1
AK Steel 2021 Notes	33.6	33.6	—
AK Steel 2023 Notes	13.3	13.3	—
AK Steel 2025 Notes	35.7	27.3	—
AK Steel 2027 Notes	50.3	50.3	50.3
ABL Facility(2)	400.0	1,711.7	1,275.9
IRBs due 2024 through 2028(3)	94.3	94.3	94.3
Total long-term debt	$4,309.8	$5,600.0	$5,313.3
Shareholders’ Equity:
Series B Participating Redeemable Preferred Stock, no par value; 583,273 shares issued (pro forma and pro forma as adjusted)(4)	$—	$738.4	$738.4
Common shares, par value $0.125 per share; 600,000,000 shares authorized; 428,645,866 shares issued (actual), 506,833,537 shares issued (pro forma) and 526,833,537 shares issued (pro forma as adjusted); 399,229,917 shares outstanding (actual), 477,417,588 shares outstanding (pro forma) and 497,417,588 shares outstanding (pro forma as adjusted)(5)	53.6	63.3	65.8
Capital in excess of par value of shares	4,446.3	5,403.1	5,723.0
Retained deficit	(3,052.5)	(3,051.7)	(3,119.3)
Cost of common shares in treasury	(354.8)	(354.8)	(354.8)
Accumulated other comprehensive loss	(282.0)	(247.5)	(247.5)
Total shareholders’ equity	$810.6	$1,812.4	$2,067.2
Total capitalization	$5,120.4	$8,150.8	$8,118.9

(1)The amount shown represents the book value, which is net of unamortized discounts and debt issuance costs, unless otherwise noted.
(2)As of February 4, 2021, there was $1.9 billion outstanding under the ABL Facility and we had approximately $1.3 billion of availability under the ABL Facility based on a maximum borrowing base capacity of $3.5 billion.
(3)Represents industrial revenue bonds issued for the benefit of Cleveland-Cliffs Steel Corporation, with various maturities between 2024 and 2028, or the IRBs.
(4)The pro forma and pro forma as adjusted amounts reflect the issuance of the Series B Preferred Stock in connection with the AM USA Transaction.
(5)The information in the table above assumes no exercise of the option to purchase additional common shares that we granted to the underwriter in this offering.

DIVIDEND POLICY
In April 2020, our Board temporarily suspended future dividends as a result of the impact of the COVID-19 pandemic in order to preserve cash during this time of economic uncertainty. For the foreseeable future, we intend to retain any earnings to finance the development of our business and do not anticipate paying any dividends on our common shares. Payment of dividends on our common shares will be made at the discretion of the Board and dependent upon then-existing conditions, including our operating results and financial condition, capital requirements, contractual restrictions, business prospects and other factors that the Board may deem relevant. There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we do commence the payment of dividends.
SELLING SHAREHOLDER
The following table and accompanying footnote show information with respect to the beneficial ownership of our common shares, as of February 5, 2021, held by the selling shareholder. The percentage shown beneath “Beneficial Ownership Prior to Offering” is based on 478,842,015 common shares outstanding as of February 5, 2021. The percentage shown beneath “Beneficial Ownership After Offering (Underwriter’s Option Not Exercised)” assumes the sale of 40,000,000 common shares by the selling shareholder and 20,000,000 common shares by us in this offering. The percentage shown beneath “Beneficial Ownership After Offering (Underwriter’s Option Exercised in Full)” assumes the sale of 40,000,000 common shares by the selling shareholder and 29,000,000 common shares by us in this offering. For purposes hereof, beneficial ownership is determined under the SEC rules and regulations and generally means that a person has sole or shared voting or investment power over securities. We believe that the selling shareholder identified in the table below possesses sole voting and investment power over all common shares shown as beneficially owned by the selling shareholder.

	Beneficial Ownership Prior to Offering			Beneficial Ownership After Offering (Underwriter’s Option Not Exercised)		Beneficial Ownership After Offering (Underwriter’s Option Exercised in Full)
Selling Shareholder	Number of Common Shares	Percentage of Outstanding Common Shares	Number of Common Shares Being Offered	Number of Common Shares	Percentage of Outstanding Common Shares	Number of Common Shares	Percentage of Outstanding Common Shares
ArcelorMittal North America Holdings LLC (1)	78,186,671	16.3%	40,000,000	38,186,671	7.7%	38,186,671	7.5%

(1)Includes 78,186,671 common shares held by ArcelorMittal North America Holdings LLC, an indirect, wholly-owned subsidiary of ArcelorMittal S.A. By virtue of its relationship with ArcelorMittal North America Holdings LLC, ArcelorMittal S.A. may be deemed to beneficially own the common shares held directly by ArcelorMittal North America Holdings LLC. The address of ArcelorMittal North America Holdings LLC is 1 South Dearborn Street, 13th Floor, Chicago, Illinois 60603. The address of ArcelorMittal S.A. is 24-26, Boulevard D’Avranches, L-1160 Luxembourg, Grand Duchy of Luxembourg, L-1160.

DESCRIPTION OF CAPITAL STOCK
Introduction
The following is a summary of the terms and provisions of our capital stock and is qualified by reference to our articles of incorporation and regulations, which are attached as exhibits to filings we made with the SEC that are incorporated by reference herein, and to applicable provisions of Ohio law. See “Where You Can Find More Information” and “Information We Incorporate By Reference.”
Common Shares
We have authorized 600,000,000 common shares. The holders of our common shares are entitled to one vote for each share on all matters upon which shareholders have the right to vote and, upon proper notice, are entitled to cumulative voting rights in the election of directors. Our common shares do not have any preemptive rights, are not subject to redemption and do not have the benefit of any sinking fund. Holders of our common shares are entitled to receive such dividends as our directors from time to time may declare out of funds legally available therefor. Entitlement to dividends is subject to the preferences granted to other classes of securities we have or may have outstanding in the future. In the event of our liquidation, holders of our common shares are entitled to share in any of our assets remaining after satisfaction in full of our liabilities and satisfaction of such dividend and liquidation preferences as may be possessed by the holders of other classes of securities we have or may have outstanding in the future.
Preferred Stock
We have authorized 3,000,000 shares of serial preferred stock, Class A, without par value, which we refer to as Class A Preferred Stock, and 4,000,000 shares of serial preferred stock, Class B, without par value, which we refer to as Class B Preferred Stock, of which 583,273 shares have been designated as the “Series B Participating Redeemable Preferred Stock.” We refer to the Class A Preferred Stock and the Class B Preferred Stock, collectively, as the Preferred Stock. Under our articles of incorporation, our Board can issue, without further shareholder action, up to 3,000,000 shares of Class A Preferred Stock and up to 4,000,000 shares of Class B Preferred Stock, in each case, with such rights and restrictions as our Board may determine, subject to any shares of Preferred Stock of the applicable class then outstanding.
In some cases, the issuance of Preferred Stock could delay, defer or prevent a change in control and make it harder to remove present management, without further action by our shareholders. Under some circumstances, Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of our common shares if we liquidate or dissolve and could also restrict or limit dividend payments to holders of our common shares.
Series B Participating Redeemable Preferred Stock
The Series B Preferred Stock ranks senior to the common shares with respect to dividend rights and rights on the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of, and certain bankruptcy events involving, our company. Each share of Series B Preferred Stock entitles its holder to receive a multiple, initially equal to 100 (which, subject to certain anti-dilution adjustments, we refer to as the Applicable Multiple), of the aggregate amount per share of all dividends declared on the common shares. In addition, from and after the 24-Month Anniversary, each holder of a share of Series B Participating Redeemable Preferred Stock is entitled to receive the Additional Dividends, accruing and compounding on a daily basis at the initial rate of 10% per annum on the sum of (i) the Applicable Multiple then in effect times the volume-weighted average price of the common shares for the 20 consecutive trading days ending on the trading day immediately preceding the 24-Month Anniversary and (ii) the amount of accumulated and unpaid dividends on the Series B Preferred Stock to, but not including, the 24-Month Anniversary, if any, which rate will increase by 2% per annum at the end of each six-month period following the 24-Month Anniversary. Additional Dividends will be payable, when, as and if declared by our board of directors, in quarterly installments.

The Series B Preferred Stock is redeemable, in whole or in part, at our option at any time and from time to time on and after the date that is 180 days after the issue date at a redemption price per share equal to the Applicable Multiple then in effect times the volume-weighted average price of the common shares for the 20 consecutive trading days ending on the trading day immediately preceding the date fixed for redemption, plus accumulated and unpaid dividends to, but not including, the redemption date.
In the event of a change of control of our company, the Series B Preferred Stock will be subject to mandatory redemption at a redemption price per share equal to the Applicable Multiple then in effect times the volume-weighted average price of the common shares for the 20 consecutive trading days ending on the trading day immediately preceding the closing date of the transaction constituting such change of control.
In addition, pursuant to the terms of the Series B Preferred Stock, we are restricted from effecting any merger or consolidation with or into another entity unless the Series B Preferred Stock remains outstanding following the merger or consolidation, is exchanged for new preferred stock with substantially identical terms or is to be redeemed in connection with the closing of such merger or consolidation.
In addition to the foregoing, the Series B Preferred Stock is subject to the express terms of the Class B Preferred Stock as set forth in our articles of incorporation, except that holders of Series B Preferred Stock, in their capacity as such, do not have the right to vote with the other series of Class B Preferred Stock then outstanding, if any, voting separately as a class, for the election of additional directors of the Company upon certain defaults by us in the payment of dividends, as provided in our articles of incorporation.
Ohio Control Share Acquisition Statute
The Ohio Control Share Acquisition Statute requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within 10 days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors who are employees of the corporation as well as by certain others, including many holders commonly characterized as arbitrageurs. The Ohio Control Share Acquisition Statute does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to a corporation. Neither our articles of incorporation nor our regulations contain a provision opting out of this statute.
Ohio Interested Shareholder Statute
Chapter 1704 of the Ohio Revised Code prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:
•the articles of incorporation expressly provide that the corporation is not subject to the statute (we have not made this election); or
•the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.

    After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A chapter 1704 transaction includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An interested shareholder is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a general discussion of the U.S. federal income tax considerations related to the acquisition, ownership, and disposition of our common shares by a non-U.S. holder, as defined below, that acquires our common shares pursuant to this offering, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This discussion is based on the current provisions of the Code, applicable Treasury Regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service, or the IRS, all as in effect on the date of this prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect, which may result in tax consequences different from those discussed below. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax considerations discussed herein, and there can be no assurance that the IRS will not take a position contrary to those discussed below or that any position taken by the IRS will not be sustained.
This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances. In addition, this discussion does not address (i) U.S. federal non-income tax laws, such as the gift or estate tax laws, (ii) state, local or non-U.S. tax considerations, (iii) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, dealers in securities, grantor trusts, personal holding companies, taxpayers who have elected mark-to-market tax accounting, tax-exempt entities, pension plans, entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities or an investor in such entities or arrangements, or U.S. expatriates or former long-term residents of the United States, (iv) the special tax rules that may apply to an investor that acquires, holds, or disposes of our common shares as part of a straddle, constructive sale, conversion or other integrated transaction, (v) the effect, if any, of the alternative minimum tax or Medicare contribution tax imposed on net investment income, or (vi) the tax consequences to persons that participate in this offering and are also beneficial owners of our debt securities that are repaid or redeemed with the proceeds of this offering. This discussion assumes that a non-U.S. holder will hold our common shares issued pursuant to this offering as a capital asset within the meaning of Section 1221 of the Code.
As used in this discussion, the term “United States person” means a person that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election under applicable Treasury regulations to be treated as a United States person. As used in this summary, the term “non-U.S. holder” means a beneficial owner of our common shares that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a United States person.
The tax treatment of an entity or arrangement treated as a partnership for U.S. federal income tax purposes and each partner thereof will generally depend upon the status and activities of the partnership and such partner. An investor that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to the partnership’s acquisition, ownership and disposition of our common shares.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSIDERATIONS RELATED TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, AND ANY APPLICABLE TAX TREATY.
Distributions on Common Shares
As discussed under “Dividend Policy,” we do not anticipate paying dividends. If we pay cash or distribute property to non-U.S. holders of our common shares, such distributions generally will constitute dividends for U.S.

federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in our common shares. Any remaining excess will be treated as gain from the sale or exchange of the common shares and will be treated as described under “-Gain on Sale, Exchange or Other Taxable Disposition of Common Shares” below.
Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of a reduced withholding rate under an applicable income tax treaty generally will be required to submit to the applicable withholding agent a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form), as applicable, and certify under penalties of perjury that such non-U.S. holder is not a United States person and is eligible for the benefits of the applicable tax treaty. These forms may need to be periodically updated. If a non-U.S. holder holds our common shares through a financial institution or other intermediary, such non-U.S. holder generally will be required to provide the appropriate documentation to the financial institution or other intermediary.
Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), generally are exempt from U.S. federal withholding tax. In order to obtain this exemption, a non-U.S. holder must provide the applicable withholding agent a properly completed IRS Form W-8ECI (or appropriate successor form) certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are subject to U.S. federal income tax on a net-income basis at the regular graduated U.S. federal income tax rates generally applicable to a United States person. Dividends received by a corporate non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) may be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).
If a non-U.S. holder is eligible for a reduced rate of or an exemption from withholding tax pursuant to an income tax treaty, then such non-U.S. holder generally may obtain a refund of any excess amounts withheld if such non-U.S. holder timely files an appropriate claim for refund with the IRS.
Gain on Sale, Exchange or Other Taxable Disposition of Common Shares
Subject to the discussion below regarding backup withholding and FATCA, as defined below, any gain recognized by a non-U.S. holder on a sale, exchange or other taxable disposition of our common shares generally will not be subject to U.S. federal income or withholding tax unless:
•the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States),
•the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or
•we are or have been at any time during the shorter of the five-year period ending on the date of disposition and the period that the non-U.S. holder held the common shares a USRPHC, for U.S. federal income tax purposes, the non-U.S. holder is not eligible for an exemption under an applicable income tax treaty and either (i) our common shares cease to be regularly traded on an established securities market or (ii) such non-U.S. holder held more than 5% of our common shares at any time during the relevant period (as described below).

Gain that is described in the first bullet point above generally will be subject to U.S. federal income tax at the regular graduated U.S. federal income tax rates generally applicable to a United States person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty).
A non-U.S. holder described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale, exchange or other taxable disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder.
With respect to the third bullet point above, a U.S. corporation generally is a USRPHC if the fair market value of its U.S. real property interests (as defined in the Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe we currently may be a USRPHC. Assuming we are a USRPHC, subject to the next sentence, a non-U.S. holder generally will be taxed on gain recognized on the sale, exchange or other taxable disposition of our common shares in the same manner as if such non-U.S. holder were a United States person (subject to an applicable income tax treaty providing otherwise) and/or a 15% withholding tax will apply to the gross proceeds from the sale, exchange or other taxable disposition of our common shares. However, if and so long as our common shares continue to be “regularly traded on an established securities market,” as defined by applicable Treasury Regulations, (i) the 15% withholding tax will not apply and (ii) unless such non-U.S. holder held, directly or constructively (by application of certain attribution rules), at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period for the common shares, more than 5% of our common shares, a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to such gain as a result of us being or having been a USRPHC. Our common shares are currently listed on the NYSE and we believe that, for as long as our common shares continue to be so listed, our common shares will be treated as “regularly traded on an established securities market.”
Non-U.S. holders are urged to consult their own tax advisors regarding the potential applicability of these rules as well as any income tax treaty in their particular circumstances.
Information Reporting and Backup Withholding
The amount of dividends paid to a non-U.S. holder on our common shares and the tax, if any, withheld with respect to those dividends generally must be reported annually to the IRS and to such non-U.S. holder of our common shares. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our common shares to or through the U.S. office (and in certain cases, the foreign office) of a broker, unless the non-U.S. holder establishes that it is not a United States person.
Under some circumstances, Treasury Regulations require backup withholding currently at a rate of 24%, on reportable payments with respect to our common shares. A non-U.S. holder generally may eliminate the requirement for U.S. federal backup withholding by providing the applicable withholding agent certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form) or by otherwise establishing an exemption. Notwithstanding the foregoing, U.S. federal backup withholding may apply if the payor has actual knowledge, or reason to know, that the non-U.S. holder is a United States person. Backup withholding is not an additional tax. Rather, the amount of any U.S. federal backup withholding generally will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such non-U.S. holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

FATCA Withholding
Under Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder, commonly referred to as FATCA, a “non-financial foreign entity” or “foreign financial institution” generally will be subject to a 30% withholding tax on dividends paid on our common shares and gross proceeds from the sale or other taxable disposition of our common shares (whether such entity or institution is the beneficial owner of our common shares or acting as an intermediary), unless (i) if the non-U.S. holder is a “non-financial foreign entity,” it provides the applicable withholding agent with certain documentation relating to its substantial U.S. owners, or otherwise certifies that it does not have any substantial U.S. owners, (ii) if the non-U.S. holder is a “foreign financial institution,” it enters into an agreement with the Department of Treasury to, among other things, report certain information regarding its accounts with or debt and equity interests held by certain United States persons and withhold tax with respect to certain account holders and holders of debt and equity interests, and it establishes its compliance with these rules by providing to the applicable withholding agent an IRS Form W-8BEN, W-8BEN-E, or other applicable IRS Form W-8 (or an appropriate successor form) or (iii) the non-U.S. holder otherwise qualifies for an exemption from these rules and establishes such exemption by providing the applicable withholding agent with an IRS Form W-8BEN, W-8BEN-E, or other applicable IRS Form W-8 (or an appropriate successor form). However, the IRS has issued proposed Treasury regulations that eliminate FATCA withholding on payments of gross proceeds (but not on payments of dividends). Pursuant to the preamble to the proposed Treasury regulations, any applicable withholding agent may (but is not required to) rely on this proposed change to FATCA withholding until final Treasury regulations are issued. The rules relating to FATCA described above may be modified by an applicable intergovernmental agreement between the United States and the jurisdiction in which the non-U.S. holder (or any intermediary acting on its behalf) is a resident or is organized.
We will not pay any additional amounts to non-U.S. holders with respect to any amounts withheld, including pursuant to FATCA. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of such taxes. Non-U.S. holders should consult their own tax advisors regarding how FATCA may apply to their ownership and disposition of our common shares.

UNDERWRITING
BofA Securities, Inc. is acting as the sole underwriter in this offering. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholder and the underwriter, we and the selling shareholder have agreed to sell to the underwriter and the underwriter has agreed to purchase from us and the selling shareholder 60,000,000 common shares.
Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the common shares sold under the underwriting agreement if any of these common shares are purchased.
We and the selling shareholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.
The underwriter is offering the common shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the common shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The underwriter proposes to offer the common shares from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the common shares offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling common shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of common shares for whom they may act as agents or to whom they may sell as principal. The underwriter may receive from purchasers of the common shares normal brokerage commissions in amounts agreed with such purchasers. Sales of common shares made outside of the United States may be made by affiliates of the underwriter.
The underwriter is purchasing the common shares from the selling shareholder at $16.12 per share (resulting in proceeds to the selling shareholder of approximately $644.8 million before expenses and to us of approximately $322.4 million before expenses).
The expenses of the offering, not including the underwriting discount, are estimated at $700,000 and are payable by us. We have agreed to reimburse the underwriter for expenses relating to the clearance of this offering with the Financial Industry Regulatory Authority.
Option to Purchase Additional Common Shares
We have granted an option to the underwriter, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 9,000,000 additional common shares from us at $16.12 per share.
No Sales of Similar Securities
We, our executive officers and directors and the selling shareholder have agreed, subject to certain customary exceptions, not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for 90 days after the date of this prospectus supplement without first obtaining the written consent of BofA Securities, Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•offer, pledge, sell or contract to sell any common shares;
•sell any option or contract to purchase any common shares;
•purchase any option or contract to sell any common shares;
•grant any option, right or warrant for the sale of any common shares;
•lend or otherwise dispose of or transfer any common shares;
•request or demand that we file a registration statement related to the common shares; or
•enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of common shares or other securities, in cash or otherwise.
This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
New York Stock Exchange Listing
The common shares are listed on the New York Stock Exchange under the symbol “CLF.”
Price Stabilization, Short Positions
Until the distribution of the common shares is completed, SEC rules may limit the underwriter and selling group members from bidding for and purchasing our common shares. However, the underwriter may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriter may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of common shares than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional common shares described above. The underwriter may close out any covered short position by either exercising its option to purchase additional common shares from us or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the underwriter will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which it may purchase common shares from us through the option we granted to it. “Naked” short sales are sales in excess of such option. The underwriter must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriter in the open market prior to the completion of this offering.
Similar to other purchase transactions, the underwriter’s purchases to cover short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriter may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.
None of the Company, the selling shareholder or the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, none of the Company, the selling shareholder or the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
In connection with the offering, certain of the underwriter or securities dealers may distribute prospectuses by electronic means, such as e-mail.
Other Relationships
The underwriter and its affiliates have, from time to time, provided and/or are currently providing investment banking and financial advisory services to us and our affiliates. For example, an affiliate of the underwriter is a lender under our ABL Facility and will receive a portion of the net proceeds to us from this offering used to repay the ABL Facility, if any. The underwriter and its affiliates may in the future provide various investment banking and other services to us, and our affiliates, for which they would receive customary compensation from us.
In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and/or its affiliates may hold positions in the outstanding 9.875% Cliffs 2025 Secured Notes, of which we intend to redeem a portion with the net proceeds from this offering, plus cash on hand, and these entities may receive a portion of the net proceeds from this offering as redemption consideration. The underwriter or its affiliates that have a lending relationship with us may hedge their credit exposure to us consistent with their customary risk management policies. Typically, investment banking and other financial institutions, like the underwriter and its affiliates, would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the common shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the common shares offered hereby. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Notice to Prospective Investors in Canada
The common shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area, each of which we refer to as a Relevant State, no common shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of common shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation: (a) to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation; (b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or (c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of common shares shall require the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any common shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriter and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation.
In the case of any common shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any common shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to the common shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase or subscribe for any common shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in the United Kingdom
No common shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the common shares which has been approved by the Financial Conduct Authority, except that the common shares may be offered to the public in the United Kingdom at any time:
(a)to any legal entity which is a qualified investor as defined under Article 2 of the U.K. Prospectus Regulation;
(b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the U.K. Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or
(c)in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000, or the FSMA;
provided that no such offer of the common shares shall require the Company or the underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the U.K. Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the common shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase or subscribe for any common shares and the expression “U.K. Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the U.K. Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the FMSA (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the common shares in the United Kingdom within the meaning of the FMSA. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons. Any person in the United Kingdom who is not a relevant person must not act on or rely upon this document or any of its contents.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The common shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the common shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common shares without disclosure to investors under Chapter 6D of the Corporations Act.
The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common shares must observe such Australian on-sale restrictions.
This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Switzerland
The common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the common shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company or the common shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of common shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of common shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common shares.
Notice to Prospective Investors in Hong Kong
The common shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in this prospectus supplement being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Notice to Prospective Investors in Japan
The common shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire common share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, common shares, debentures and units of common shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except:
•to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such common shares, debentures and units of common shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$300,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;
•where no consideration is or will be given for the transfer; or
•where the transfer is by operation of law.

LEGAL MATTERS
Jones Day will pass upon the validity of our common shares offered by this prospectus supplement. Certain legal matters relating to this offering will be passed upon for the underwriter by Davis Polk & Wardwell LLP.
EXPERTS
The consolidated financial statements, incorporated in this prospectus supplement by reference from Cleveland-Cliffs Inc. Annual Report on Form 10-K, and the effectiveness of Cleveland-Cliffs Inc.’s and its subsidiaries’ internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to Cleveland-Cliffs Inc.’s change to its method of accounting for revenue by adopting FASB ASC 606, Revenue from Contracts with Customers and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of AK Steel Holding Corporation appearing in AK Steel Holding Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of AK Steel Holding Corporation’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The combined consolidated financial statements of ArcelorMittal USA LLC and Affiliates as of and for the years ended December 31, 2019 and 2018, incorporated by reference in this prospectus supplement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of I/N Tek as of and for the years ended December 31, 2019 and 2018, incorporated by reference in this prospectus supplement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of I/N Kote as of and for the years ended December 31, 2019 and 2018, incorporated by reference in this prospectus supplement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Prospectus
Cleveland-Cliffs Inc.
Common Shares
Preferred Stock
Depositary Shares
Warrants
Subscription Rights
Debt Securities
Units
We may offer and sell from time to time our common shares, preferred stock, depositary shares, warrants, subscription rights and debt securities, as well as units that include any of these securities.
We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.
We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.
Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” on page 7 of this prospectus and the information included and incorporated by reference in this prospectus.
________________________
Our common shares are listed on the New York Stock Exchange under the symbol “CLF.” If we decide to seek a listing of any securities offered by this prospectus, we will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.
________________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
________________________
The date of this prospectus is March 20, 2020.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings at prices and on other terms to be determined at the time of offering.
This prospectus provides you with a general description of the securities we may offer. Each time we sell such securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”
We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
References in this prospectus to the terms “we,” “us,” “our” or “Cliffs” or other similar terms mean Cleveland-Cliffs Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov.
We make available, free of charge, on our website at www.clevelandcliffs.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus:
•our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on February 20, 2020;
•our Current Reports on Form 8-K, as filed with the SEC on February 26, 2020 (two reports), March 2, 2020, March 3, 2020, March 10, 2020, March 13, 2020 and March 16, 2020; and
•the description of our common shares contained in exhibit 4.16 to our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on February 20, 2020, which updated the description thereof contained in the Current Report on Form 8-K/A filed with the SEC on May 21, 2008, and any subsequently filed amendments and reports updating such description.
We do not and will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports. You may obtain copies of these filings without charge by accessing the investor relations section of www.clevelandcliffs.com or by requesting the filings in writing or by telephone at the following address and telephone number.
Cleveland-Cliffs Inc.
Investor Relations
200 Public Square
Suite 3300
Cleveland, Ohio 44114
Telephone Number: (216) 694-5700

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents incorporated by reference, contains, and any prospectus supplement may contain, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. These statements speak only as of the date of this prospectus or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations of our directors or our officers with respect to: our future financial condition; results of operations or prospects; estimates of our economic iron ore reserves; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:
•uncertainty and weaknesses in global economic conditions, including downward pressure on prices caused by oversupply of imported products, reduced market demand and risks related to U.S. government actions with respect to Section 232 of the Trade Expansion Act (as amended by the Trade Act of 1974), the United States-Mexico-Canada Agreement and/or other trade agreements, treaties or policies;
•continued volatility of iron ore and steel prices and other trends, which may impact the price-adjustment calculations under our sales contracts;
•our ability to successfully diversify our product mix and add new customers beyond our traditional blast furnace clientele;
•our ability to cost-effectively achieve planned production rates or levels, including at our hot briquetted iron (“HBI”) plant;
•our ability to successfully identify and consummate any strategic investments or development projects, including our HBI plant;
•the impact of our blast furnace customers reducing their steel production due to increased market share of steel produced using other methods or lighter-weight steel alternatives;
•our actual economic iron ore reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve;
•the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration;
•problems or uncertainties with sales volume or mix, productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry;
•impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes;

•our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit cash flow available to fund working capital, planned capital expenditures, acquisitions and other general corporate purposes or ongoing needs of our business;
•our ability to continue to pay cash dividends, and the amount and timing of any cash dividends;
•our ability to maintain appropriate relations with unions and employees;
•the ability of our customers, joint venture partners and third party service providers to meet their obligations to us on a timely basis or at all;
•events or circumstances that could impair or adversely impact the viability of a mine or production plant and the carrying value of associated assets, as well as any resulting impairment charges;
•uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events;
•unpredictability and severity of catastrophic events, including acts of terrorism or outbreak of war or hostilities or public health crises, as well as management’s response to any of the aforementioned factors;
•adverse changes in interest rates and tax laws;
•the potential existence of significant deficiencies or material weakness in our internal control over financial reporting;
•our ability to realize the anticipated benefits of the merger of Pepper Merger Sub Inc., a wholly owned subsidiary of Cliffs, with and into AK Steel Holding Corporation (“AK Steel”) with AK Steel surviving as a wholly owned subsidiary of Cliffs (the “Merger”) and to successfully integrate the businesses of AK Steel into our existing businesses, including uncertainties associated with maintaining relationships with customers, vendors and employees, as well as realizing the estimated future synergies;
•the possibility that the Merger may be less accretive than expected, and may be dilutive, to our earnings per share, whether as a result of adverse changes in market conditions, volatility in the commodity prices for iron ore and/or steel, adverse regulatory developments or otherwise; and
•additional debt we assume or issue in connection with the Merger may negatively impact our credit profile and limit our financial flexibility.
These factors and the other risk factors described in this prospectus, including the documents incorporated by reference, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

OUR BUSINESS
    Founded in 1847, Cliffs is among the largest vertically integrated producers of differentiated iron ore and steel in North America. With an emphasis on non-commoditized products, Cliffs is uniquely positioned to supply both customized iron ore pellets and sophisticated steel solutions to a quality-focused customer base, with an industry-leading market share in the automotive industry. A commitment to environmental sustainability is core to our business operations and extends to how we partner with stakeholders across our communities and the steel value chain. Headquartered in Cleveland, Ohio, Cliffs employs approximately 12,000 people across mining and steel manufacturing operations in the United States, Canada and Mexico.
Our principal executive offices are located at 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315. Our main telephone number is (216) 694-5700, and our website address is www.clevelandcliffs.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.

RISK FACTORS
Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which have been or will be incorporated by reference into this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

USE OF PROCEEDS
Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of our securities to which this prospectus relates for general corporate purposes. These purposes may include, but are not limited to:
•reduction or refinancing of outstanding indebtedness or other corporate obligations;
•additions to working capital;
•capital expenditures; and
•strategic investments.
Pending any specific application, we may initially invest funds in short-term, interest-bearing obligations.

DESCRIPTION OF CAPITAL STOCK
    The following is a summary of the terms and provisions of our capital stock. The rights of our shareholders are governed by the Ohio Revised Code, our Third Amended Articles of Incorporation, as amended, which we refer to as our Articles of Incorporation, and our Regulations, which we refer to as our regulations. This summary is qualified by reference to our governing corporate instruments to which we have referred you and applicable provisions of Ohio law. To obtain a copy of our Articles of Incorporation and regulations, see “Where You Can Find More Information.”
Common Shares
    We have authorized 600,000,000 common shares, par value $0.125 per share. The holders of our common shares are entitled to one vote for each share on all matters upon which shareholders have the right to vote and, upon proper notice, are entitled to cumulative voting rights in the election of directors. Our common shares do not have any preemptive rights, are not subject to redemption and do not have the benefit of any sinking fund. Holders of our common shares are entitled to receive such dividends as our directors from time to time may declare out of funds legally available therefor. Entitlement to dividends is subject to the preferences granted to other classes of securities we have or may have outstanding in the future. In the event of our liquidation, holders of our common shares are entitled to share in any of our assets remaining after satisfaction in full of our liabilities and satisfaction of such dividend and liquidation preferences as may be possessed by the holders of other classes of securities we have or may have outstanding in the future.
    The transfer agent and registrar for our common shares is Broadridge Corporate Issuer Solutions.
Preferred Stock
    We have authorized 3,000,000 shares of serial preferred stock, Class A, without par value, which we refer to as Class A Preferred Stock, and 4,000,000 shares of serial preferred stock, Class B, without par value, which we refer to as Class B Preferred Stock. Under our Articles of Incorporation, our board of directors can issue, without further shareholder action, up to 3,000,000 shares of Class A Preferred Stock and up to 4,000,000 shares of Class B Preferred Stock, which we refer to collectively as Preferred Stock, in each case, with such rights and restrictions as authorized by our board of directors. We will distribute a prospectus supplement with regard to each series of preferred stock offered under this prospectus. Each prospectus supplement will describe, as to the preferred stock to which it relates:
•the title of the series;
•the voting rights of the holders of the preferred stock;
•the dividends, if any, which will be payable with regard to the series;
•the terms, if any, on which the series may or will be redeemed;
•the preference, if any, to which holders of the series will be entitled upon our liquidation;
•the right, if any, of holders of the series to convert them into another class of shares or securities; and
•any other material terms of the series.
Ohio Control Share Acquisition Statute
The Ohio Control Share Acquisition Statute requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within 10 days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation as well as by certain others, including many holders commonly characterized as arbitrageurs. The Ohio Control Share Acquisition Statute does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to a corporation. Neither our Articles of Incorporation nor our regulations contain a provision opting out of this statute.
Ohio Interested Shareholder Statute
Chapter 1704 of the Ohio Revised Code prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:
•the articles of incorporation expressly provide that the corporation is not subject to the statute (we have not made this election); or
•the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.
After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A chapter 1704 transaction includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An interested shareholder is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding.

DESCRIPTION OF DEPOSITARY SHARES
General
We may offer depositary shares representing fractional shares of our preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares that we may offer pursuant to this prospectus. The particular terms of the depositary shares, including the fraction of a share of preferred stock that such depositary share will represent, and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement.
The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the bank depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the shares of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred stock will be made available to the holders of depositary shares.
The following description is a general summary of some common provisions of a deposit agreement and the related depositary receipts. The description below and in any prospectus supplement does not include all of the terms of the deposit agreement and the related depositary receipts. Copies of the form of deposit agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the deposit agreement and the related depositary receipts, if and when they are filed, see “Where You Can Find More Information.”
Dividends and Other Distributions
If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute these dividends to the record holders of these depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell this property and distribute the net proceeds from this sale to the record holders of the depositary shares.
Redemption of Depositary Shares
If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.
Voting the Preferred Stock
Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the bank depositary as to how to vote the preferred stock represented by the holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with these instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing this preferred stock.
Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the bank depositary or us only if:
•all outstanding depositary shares have been redeemed; or
•there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of us and this distribution has been distributed to the holders of depositary receipts.
Charges of Bank Depositary
We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.
Withdrawal of Preferred Stock
Upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Fractional shares of preferred stock will not be issued. If the depositary receipts delivered by a holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.
Miscellaneous
The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of preferred stock.
Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control from performing our obligations under the deposit agreement. The obligations of the bank depositary and us under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or shares of preferred stock unless reasonably satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary
The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and the successor’s acceptance of this appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the deposit agreement.

DESCRIPTION OF WARRANTS
General
We may issue warrants for the purchase of common shares, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the warrants that we may offer pursuant to this prospectus. The particular terms of the warrants and the extent, if any, to which the general terms and provisions may apply to the warrants so offered will be described in the applicable prospectus supplement.
Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
A copy of the forms of the warrant agreement and the warrant certificate relating to any particular issue of warrants will be filed with the SEC each time we issue warrants, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the warrant agreement and the related warrant certificate, if and when they are filed, see “Where You Can Find More Information.”
Debt Warrants
The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:
•the title of the warrants;
•the offering price for the warrants, if any;
•the aggregate number of the warrants;
•the designation and terms of the debt securities purchasable upon exercise of the warrants;
•if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;
•if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
•the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;
•the dates on which the right to exercise the warrants will commence and expire;
•if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;
•information relating to book-entry procedures, if any;
•the currency or currency units in which the offering price, if any, and the exercise price are payable;

•if applicable, a discussion of material United States federal income tax considerations;
•anti-dilution provisions of the warrants, if any;
•redemption or call provisions, if any, applicable to the warrants;
•any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and
•any other information we think is important about the warrants.
Stock Warrants
The prospectus supplement relating to a particular issue of warrants to issue common shares, preferred stock or depositary shares will describe the terms of the common shares warrants, preferred stock warrants and depositary share warrants, including the following:
•the title of the warrants;
•the offering price for the warrants, if any;
•the aggregate number of the warrants;
•the designation and terms of the common shares, preferred stock or depositary shares that may be purchased upon exercise of the warrants;
•if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;
•if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;
•the number of shares of common shares or preferred stock or depositary shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;
•the dates on which the right to exercise the warrants commence and expire;
•if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•the currency or currency units in which the offering price, if any, and the exercise price are payable;
•if applicable, a discussion of material United States federal income tax considerations;
•anti-dilution provisions of the warrants, if any;
•redemption or call provisions, if any, applicable to the warrants;
•any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and
•any other information we think is important about the warrants.

Exercise of Warrants
Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number of common shares, shares of preferred stock or depositary shares or the principal amount of debt securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.
Until a holder exercises the warrants to purchase our common shares, preferred stock, depositary shares or debt securities, the holder will not have any rights as a holder of our common shares, preferred stock, depositary shares or debt securities, as the case may be, by virtue of ownership of warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue to our shareholders subscription rights to purchase our common shares, preferred stock, depositary shares or debt securities. The following description sets forth certain general terms and provisions of the subscription rights that we may offer pursuant to this prospectus. The particular terms of the subscription rights and the extent, if any, to which the general terms and provisions may apply to the subscription rights so offered will be described in the applicable prospectus supplement.
Subscription rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering, or offer these securities to other parties who are not our shareholders. A copy of the form of subscription rights certificate will be filed with the SEC each time we issue subscription rights, and you should read that document for provisions that may be important to you. For more information on how you can obtain a copy of any subscription rights certificate, see “Where You Can Find More Information.”
The applicable prospectus supplement relating to any subscription rights will describe the terms of the offered subscription rights, including, where applicable, the following:
•the exercise price for the subscription rights;
•the number of subscription rights issued to each shareholder;
•the extent to which the subscription rights are transferable;
•any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•the date on which the right to exercise the subscription rights will commence and the date on which the right will expire;
•the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and
•the material terms of any standby underwriting arrangement entered into by us in connection with the subscription rights offering.

DESCRIPTION OF DEBT SECURITIES
The following description sets forth certain general terms and provisions of the debt securities that we may issue. We will set forth the particular terms of the debt securities we offer in a prospectus supplement and the extent, if any, to which the following general terms and provisions will apply to particular debt securities.
The debt securities will be issued under an indenture, dated as of March 17, 2010, between us and U.S. Bank National Association, as trustee. The indenture, and any supplemental indentures thereto, are subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following description of general terms and provisions relating to the debt securities and the indenture under which the debt securities will be issued is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement, of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the indenture, see “Where You Can Find More Information.”
Capitalized terms used in this section and not defined herein have the meanings specified in the indenture. When we refer to “we,” “us,” “our” or “Cliffs” in this section, we mean Cleveland-Cliffs Inc., excluding, unless the context otherwise requires or as otherwise expressly stated, its subsidiaries.
Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, senior unsecured obligations and will rank equally with all of our other unsecured indebtedness.
General
The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, supplemental indenture or officers’ certificate. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).
We can issue an unlimited amount of debt securities under the indenture that may be in one or more series. Debt securities may differ between series in respect to any matter, but all series of debt securities will be equally and ratably entitled to the benefits of the indenture. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:
•the title of the series of debt securities;
•the price or prices (expressed as a percentage of the principal amount) at which the series of debt securities will be issued;
•any limit on the aggregate principal amount of the series of debt securities;
•the date or dates on which the principal of the series of debt securities is payable;
•the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the series of debt securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date;

•the place or places where the principal of, and interest, if any, on the series of debt securities will be payable;
•if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the series of debt securities may be redeemed (in whole or in part) at our option;
•any obligation we may have to redeem or purchase the series of debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of the series of debt securities and the terms and conditions of such obligation;
•the dates, if any, on which and the price or prices at which we will repurchase the series of debt securities at the option of the holders of that series of debt securities and other detailed terms and provisions of such repurchase obligations;
•the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;
•the form of the series of debt securities and whether the series of debt securities will be issuable as global debt securities and any appropriate legends if the debt securities are discount securities;
•the portion of principal amount of the series of debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount thereof;
•the currency of denomination of the series of debt securities and, if other than U.S. Dollars or the ECU, the agency or organization, if any, responsible for overseeing such currency;
•the designation of the currency, currencies or currency units in which payment of principal of and interest, if any, on the series of debt securities will be made;
•if payments of principal of or interest, if any, on the series of debt securities will be made in one or more currencies or currency units other than that or those in which the series of debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;
•the manner in which the amounts of payment of principal of or interest, if any, on the series of debt securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;
•any provisions relating to any security provided for the series of debt securities;
•any event of default that applies to the series of debt securities and the rights of the trustee or the requisite holders of the series of debt securities to declare the principal amount thereof due and payable;
•any covenants with respect to the series of debt securities;
•any other terms of the series of debt securities (which may supplement, modify or delete any provision of the indenture as it applies to such series);
•any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the series of debt securities, if other than appointed in the indenture;

•any provisions relating to conversion of the series of debt securities (including price, period, whether such conversion is mandatory or is at the option of the holders or at our option, events requiring an adjustment of conversion price, and provisions affecting conversion of the series of debt securities redeemed);
•whether the series of debt securities will be senior or subordinated debt securities and, if applicable, a description of the subordination terms thereof; and
•any trustees, authenticating or paying agents, transfer agents, or registrars or any other agents with respect to the series of debt securities.
In addition, the indenture does not limit our ability to issue subordinated debt securities. Any subordination provisions of a particular series of debt securities will be set forth in the resolution of our board of directors, the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.
We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Transfer and Exchange
Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, which we refer to as the Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security) as set forth in the applicable prospectus supplement. Except as set forth under the heading “- Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.
Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities (except as expressly permitted under the indenture), but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
You may effect the transfer of certificated debt securities and the right to receive the principal of and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us of the certificate to the new holder or the issuance by us of a new certificate to the new holder.
Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be issued to the Depositary or a nominee of the Depositary and registered in the name of the Depositary or a nominee of the Depositary.
The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.
So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.
We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to such global debt security for purposes of obtaining any consents, declarations, waivers or directions required to be given by holders of the debt securities pursuant to the indenture.
We will make payments of principal of, and premium and interest, if any, on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.
We expect that the Depositary, upon receipt of any payment of principal of, premium or interest, if any, on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
We will issue certificated debt securities in exchange for each global debt security only if (i) the Depositary notifies us that it is unwilling or unable to continue as Depositary for such global debt security or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor Depositary registered as a clearing agency under the Exchange Act within 90 days of such event or (ii) we execute and deliver to the trustee an officers’ certificate to the effect that such global debt security shall be so exchangeable. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the

Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.
We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.
Governing Law
The indenture is and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF UNITS
We may issue units comprising one or more securities described in this prospectus in any combination. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.
Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. Copies of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, if and when they are filed, see “Where You Can Find More Information.”
The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:
•the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION
We may sell the offered securities in and outside the United States:
•through underwriters or dealers;
•directly to purchasers;
•in a rights offering;
•in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, or Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;
•through agents; or
•through a combination of any of these methods.
The prospectus supplement will include the following information:
•the terms of the offering;
•the names of any underwriters or agents;
•the name or names of any managing underwriter or underwriters;
•the purchase price or initial public offering price of the securities;
•the net proceeds from the sale of the securities;
•any delayed delivery arrangements;
•any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•any discounts or concessions allowed or reallowed or paid to dealers;
•any commissions paid to agents; and
•any securities exchanges on which the securities may be listed.
Sale through Underwriters or Dealers
If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement,

these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offerings may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.
If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales through Agents
We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.
Remarketing Arrangements
Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.
Delayed Delivery Contracts
If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS
Jones Day will pass upon the validity of the securities being offered hereby.
EXPERTS
    The consolidated financial statements, incorporated in this Prospectus by reference from the Cleveland-Cliffs Inc. Annual Report on Form 10-K, and the effectiveness of Cleveland-Cliffs Inc.’s and its subsidiaries’ internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to Cleveland-Cliffs Inc.’s change to its method of accounting for revenue by adopting FASB ASC 606, Revenue from Contracts with Customers, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
    Ernst & Young LLP, independent registered public accounting firm, has audited AK Steel Holding Corporation’s consolidated financial statements filed as an exhibit to Cleveland-Cliffs Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 13, 2020, as set forth in their report, which is incorporated by reference herein. AK Steel Holding Corporation’s consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.